LEASE

BY AND BETWEEN

5704 PENN OFFICE, LLC
“LANDLORD” AND
DUOLINGO, INC.
“TENANT” OF
141 S. St. Clair Street 3rd Floor
Pittsburgh, PA 15206

Dated: November 16, 2021

310908807.17

DUOLINGO, INC. – LIBERTY EAST – 141 S. ST. CLAIR STREET LEASE INDEX
Paragraph    Page

1.BASIC LEASE PROVISIONS    1
2.LEASING AGREEMENT    4
3.RENT    4
4.UTILITIES & SERVICES    6
5.MORTGAGE BY LANDLORD    8
6.CERTAIN RIGHTS RESERVED TO LANDLORD    8
7.INSURANCE AND INDEMNIFICATION    9
8.CASUALTY    12
9.SURRENDER OF PREMISES    13
10.ALTERATIONS    13
11.REPAIRS & MAINTENANCE    15
12.RULES AND REGULATIONS    16
13.ASSIGNMENT AND SUBLETTING    16
14.HOLDING OVER    18
15.DEFAULT    18
16.REMEDIES    19
17.CONDITION OF PREMISES    21
18.ASSIGNMENT BY LANDLORD    22
19.NOTICES    22
20.QUALIFICATIONS AS TO USE    22
21.TENANT IMPROVEMENTS    22
22.HAZARDOUS SUBSTANCES    24
23.CONFIDENTIALITY    25
24.VEHICLE PARKING    25
25.RIGHT OF FIRST REFUSAL    26
26.OUTDOOR TERRACE    27
27.SIGNAGE    27
28.MISCELLANEOUS    28
29.EARLY TERMINATION OPTION    30
30.OPTIONS TO EXTEND    31
31.GENERATOR    33
32.EXPANSION    33

EXHIBITS
A.Premises
B.Tax and Operating Expenses Rider
C.Office Unit Rules and Regulations C-1.    Dog Rules and Regulations
C-2.    Food Preparation Rules and Regulations
D.Janitorial Services
E.Form of Commencement Date Agreement
F.Outdoor Terrace
G.Landlord’s Work
H.ROFR Premises:
H-1.    2nd Floor ROFR Premises H-2.    4th Floor ROFR Premises
I.Signage - Euclid Avenue Façade
J.Generator and Satellite Regulations

1.BASIC LEASE PROVISIONS.

The words and phrases defined below are hereby incorporated into and made a part of this Lease and are hereinafter referred to as the “Basic Lease Provisions”.

A.“Additional Rent” means all money, other than Fixed Basic Rent, payable by Tenant to Landlord under the Lease, including, but not limited to, the monies payable by Tenant to Landlord pursuant to Exhibit B of this Lease.

B.“Base Year” means the calendar year 2023.

C.“Building” means that certain building located at 141 S. St. Clair St., Pittsburgh, PA 15206 (which is under construction as of the date of this Lease).

D.“Building Holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other holidays as may be included by Landlord from time to time.

E.“Building Hours” means Monday through Friday 8:00 a.m. to 6:00 p.m. and on those Saturdays from 8:00 a.m. to 1:00 p.m., but excluding Building Holidays. Regardless of Building hours, Tenant is permitted access to the Building and the Premises 24/7 every day.

F.“Building Manager” or “Manager” shall mean LG Realty Advisors, Inc.

G.“Common Areas” means all areas and facilities outside the Premises and within the exterior boundary line of the Property that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant, the other Building tenants, and their respective employees, suppliers, customers, and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, elevators, fitness facilities, including showers and locker rooms, conference facilities, parking areas, loading and unloading areas, roadways and sidewalks. Landlord may also designate other land and improvements outside the boundaries of the Property to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Property. Landlord shall have the right to change the area, level, location, and arrangement of the Common Areas so long as in so doing Landlord does not materially and adversely affect ingress to and egress from the Building or the Premises and does not increase Tenant’s Proportionate Share or any amounts required to be paid by Tenant to Landlord under the Lease.

H.Intentionally omitted.

I.“Calendar Year” means January 1 through December 31 of each year.

J.“Commencement Date” means the later to occur of the following two dates: (1) the date on which Landlord delivers the Premises to Tenant with Landlord’s Work having been substantially completed, or (2) May 1, 2022.

K.“Demised Premises” or “Premises” means and are agreed and deemed to be 38,258 rentable square feet consisting of all the office space on the third (3rd) floor of the Office Unit as shown on Exhibit A to this Lease, which includes an allocable share of the Common Areas.

L.“Expiration Date” means 11:59 p.m. on the last day of the one-hundred fifty-sixth (156) month after the Commencement Date.

M.“Effective Date” means November 16, 2021.

N.“Fixed Basic Rent” means the following:

Lease Period (Months)	Fixed Basic Rent per/RSF	Monthly Fixed Basic Rent	Annual Fixed Basic Rent
1 to 12*	$46.57	$148,466.17	$1,781,594.00
13 to 24	$46.57	$148,466.17	$1,781,594.00
25 to 36	$47.50	$151,435.49	$1,817,225.88
37 to 48	$48.45	$154,464.20	$1,853,570.40
49 to 60	$49.42	$157,553.48	$1,890,641.81
61 to 72	$50.41	$160,705.55	$1,928,454.64
73 to 84	$51.41	$163,918.64	$1,967,023.73
85 to 96	$52.44	$167,197.02	$2,006,364.21
97 to 108	$53.49	$170,540.96	$2,046,491.49
109 to 120	$54.56	$173,951.78	$2,087,421.32
121 to 132	$55.65	$177,430.81	$2,129,169.75
133 to 144	$56.77	$180,979.43	$2,171,753.14
144 to 156	$57.90	$184,599.02	$2,215,188.21

*Notwithstanding anything to the contrary contained herein, provided that Tenant is not then in default under the Lease beyond any applicable cure periods, the Fixed Basic Rent shall be partially abated during the first through the twelfth months of the Term (the “Abatement Period”) in a total amount of
$1,415,546.00 (the “Abatement Amount”). The Abatement Amount shall be applied equally on a monthly pro-rata basis during the Abatement Period, such that the monthly Fixed Basic Rent during the Abatement Period shall be $30,504.00 (the “Abatement Fixed Basic Rent”). Tenant shall remain obligated to pay all Additional Rent accruing during the Abatement Period. If Tenant is in default beyond any applicable cure periods of its obligations hereunder during the Abatement Period, Fixed Basic Rent shall accrue at a rate in accordance with the schedule above.

O.“HVAC After Hour Charge” shall be Landlord’s actual costs to provide after-hours HVAC service to the Demised Premises (only applicable if Tenant is requesting HVAC services after Building Hours), subject to Section 4.2 of the Lease. The HVAC After Hour Charge is subject to increase from time to time to reflect the actual increase in utility costs from the utility provider for providing such after-hours HVAC service.

P.“Legal Requirements” means all present and future laws and ordinances of federal, state, municipal and county governments, and rules, regulations, orders and directives of departments, subdivisions, bureaus, agencies and offices of such governments, or any other governmental, public or quasi- public authorities having jurisdiction over the Building, and the directions of any public officer pursuant to law.

Q.“Notice Address” shall mean the following:

If to Tenant:    Duolingo Inc.
141 S. St. Clair Street Pittsburgh, PA 15206

With a copy to: K&L Gates LLP
210 Sixth Avenue
Pittsburgh, PA 15222 Attn: David Lehman

If to Landlord: 5704 Penn Office, LLC
c/o LG Realty Advisors, Inc. 535 Smithfield Street, Suite 900
Pittsburgh, PA 15222

With a copy to: Goldberg, Kamin & Garvin, LLP
1806 Frick Building
437 Grant Street
Pittsburgh, PA 15219 Attn: Ryan M. Wotus, Esq.

R.“Parking Spaces” means a total of sixty-five (65) unreserved parking spaces located on Level 3 through Level 6 of the Office Unit parking garage. During the Term, sixty-five (65) access cards shall be made available for Tenant’s exclusive use for access to the parking garage of the Office Unit.

S.“Permitted Use” means general office use, and purposes incident and ancillary thereto, consistent with a class A office building and for no other purposes.

T.“Property” means the Office Unit, the Common Areas, the land upon which the same are located, along with all improvements thereon, including all parking facilities located at 151 S. St. Clair Street.

U.“Office Unit” means that certain condominium unit identified as the “Office Unit” in the Declaration of Condominium of Liberty East, A Condominium, as recorded in the Allegheny County Department of Real Estate in Deed Book Volume , page , including all improvement made therein.

V.“State” means the Commonwealth of Pennsylvania.

W.“Tenant’s Proportionate Share” means and is agreed and deemed to be 15.16% for the purposes of this Lease.

X.“Term” means the period of time beginning on the Commencement Date and ending on the Expiration Date, unless extended as provided herein.

Y.“Brokers”:
“Landlord’s Broker”:    “Tenant’s Broker”:
CBRE, Inc.    None

2.LEASING AGREEMENT.

2.1.Grant of Lease. Landlord, in consideration of the Fixed Basic Rent and any Additional Rent to be paid and the other covenants and agreements to be performed by Tenant pursuant to the provisions hereof, does hereby lease, demise and let unto Tenant the Premises located in the Office Unit commencing as of the Commencement Date and ending on the Expiration Date, unless sooner terminated as herein provided, together with certain rights to the Common Areas.

2.2.Term of Lease. The Term of this Lease and Tenant’s obligation to pay Fixed Basic Rent and Additional Rent hereunder shall commence on the Commencement Date. The Term of this Lease shall expire on the Expiration Date, unless earlier terminated as provided herein. After the commencement of the Term, Tenant and Landlord shall promptly execute a commencement date agreement setting forth the actual Commencement Date and Expiration Date in the form attached hereto as Exhibit E. The failure of either party to execute or deliver the commencement date agreement shall not in any way reduce or modify the respective obligations of Tenant and Landlord hereunder. In the event that the Tenant Improvements (as such term is defined in Section 21 hereof) are completed prior to the Commencement Date, Tenant shall be permitted to commence occupancy and business operations within the Premises upon the completion of the Tenant Improvements until the Commencement Date without any obligation to pay Rent during such period (the “Early Access Period”). All other terms of this Lease shall be applicable during the Early Access Period, and Tenant shall be responsible for the cost of services requested by Tenant (e.g., after hours HVAC service) plus the cost of electricity charges described on Exhibit B, attached hereto.

3.RENT.

3.1Fixed Basic Rent. Tenant shall pay to Landlord at the management office of the Building, or to such other person or such other place as directed from time to time by written notice to Tenant from Landlord or by method of electric funds transfer (EFT), without demand, notice, offset or deduction, the Fixed Basic Rent. Fixed Basic Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term without demand. Fixed Basic Rent shall be prorated for partial months within the Term.

3.2Rental Payments. All sums paid by Tenant hereunder shall be first credited to any Fixed Basic Rent due and then to any Additional Rent due (and allocated among any different items of Additional Rent as Landlord may determine). All payments of Rent shall be in lawful money of the United States of America. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest amount of such Rent due. No endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction or compromise and settlement, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such payments due or to pursue any other remedy as provided in this Lease.

3.3Partial Month. If the Term of this Lease begins or ends on a day other than the first or last day of a calendar month, respectively, Fixed Basic Rent payable on account of such calendar month shall be prorated (on the basis of the number of days during such calendar month that fall within the Term of this Lease and the actual number of days in such month) and, as to any partial month in which the Commencement Date occurs, shall be payable, in advance, on the Commencement Date.

3.4Operating Expenses. Commencing on the Commencement Date, Tenant shall pay electricity charges in accordance with Exhibit B. Commencing on January 1, 2024, Tenant shall pay to

Landlord, as Additional Rent, Tenant’s Proportionate Share of the amount by which Operating Expenses (defined on Exhibit B) for any year during the Term exceed the Operating Expenses for the Base Year (defined in Section 1.B), with such amount to be paid by Tenant in equal monthly installments pursuant to Landlord’s estimate, as further set forth on Exhibit B. To the extent applicable, Tenant’s Proportionate Share of Operating Expenses shall be reduced proportionately to correspond to the duration of periods less than a Calendar Year.

From the Commencement Date through Calendar Year 2024, Landlord shall use commercially reasonable efforts to efficiently manage Operating Expenses for the Office Unit, however, during such period there shall be no cap on any increase in Operating Expenses. Landlord agrees that commencing as of Calendar Year 2025 (the “Capped Costs Base Year”), Tenant’s obligation to pay Controllable Operating Expenses (as defined below) shall not increase by more than five percent (5.0%) of the Controllable Operating Expenses payable by Tenant during the immediately preceding Calendar Year, calculated on a cumulative basis throughout the Term. For all purposes under this Lease, the term “Controllable Operating Expenses” shall mean any Operating Expenses other than insurance, utilities, snow and ice removal, any amounts associated with the costs of capital improvements to be reimbursed by Tenant, and any and all other operating expenses that are not within the reasonable control of Landlord. Operating Expenses shall be determined on an aggregate and not on an individual basis and the cap on Operating Expenses shall be determined as those expenses have been adjusted for vacancy or usage pursuant to the terms of this Lease.

3.5Real Estate Taxes. Commencing on January 1 of the Calendar Year immediately following the Real Estate Taxes Base Year (defined below), Tenant shall pay Landlord, as Additional Rent, Tenant’s Proportionate Share of the amount, if any, by which Real Estate Taxes (defined on Exhibit B) for the applicable Calendar Year exceed the Real Estate Taxes for the Real Estate Taxes Base Year (such excess amounts hereinafter called “Increases in Real Estate Taxes”). The “Real Estate Taxes Base Year” shall mean the later to occur of (a) the first Calendar Year in which Allegheny County assesses the “Building Value” for the Office Unit after completion of the construction of the Office Unit and (b) the Calendar Year 2023. The parties acknowledge the existence of a Minimum Payment and Covenant Agreement, dated February 27, 2020 (“Minimum Payment Agreement”), which establishes that upon completion of the Development Project, as such term is defined therein, that the total minimum assessed value for the Building and the property located at 5700 Penn Avenue shall be not less than $52,625,571.00.

3.6Additional Amounts Due Hereunder. All sums payable by Tenant under this Lease, whether or not stated to be rent, Fixed Basic Rent or Additional Rent or otherwise denominated (hereinafter collectively referred to as “Rent”), shall be collectible by Landlord as rent and in the event of a default in payment thereof Landlord shall have the same rights and remedies as for a failure to pay Fixed Basic Rent (without prejudice to any other right or remedy available therefor).

3.6Late Charge. If Tenant shall fail to pay Fixed Basic Rent and all other sums, amounts, liabilities, and obligations which Tenant herein assumes or agrees to pay, whether designated as Rent, additional rent, costs, expenses, damages, losses or otherwise (collectively “Rent”), Tenant acknowledges that Landlord will incur costs not contemplated by this Lease, the exact amount of which is difficult to ascertain. Accordingly, and in satisfaction of such costs, if any installment of Rent or other sum shall not be received by Landlord within ten (10) days after due, Tenant shall pay a late charge equal to ten cents for every unpaid dollar thereof plus any reasonable attorney’s fees and costs incurred by Landlord by reason of Tenant’s failure to pay Rent when due, notwithstanding the date on which such payment is actually paid to Landlord. In addition to the Late Charge, all due and unpaid Rent that remains unpaid for a period of thirty (30) days after due shall, as of the thirty-first (31st) day begin accruing interest at a rate of twelve percent (12%) per annum, compounded monthly, until such Rent is paid, not to exceed the maximum nonusurious rate permitted by applicable law of the State or the United State of America, whichever shall permit the higher nonusurious rate, such interest being in addition to and cumulative of any other rights and remedies which Landlord may have with regard to the failure of Tenant to make any such payments under this Lease. Any such late charge and interest, to the extent applicable, shall be due and payable at the time of actual payment of the Rent. Nothing contained in this Paragraph 3.6 is intended to grant Tenant any extension of time in respect of the due dates for any payments under this Lease, nor shall the same be construed to be a limitation of any other rights or remedies of Landlord under this Lease or otherwise.

3.7Independent Covenant; Survival. Tenant's covenant to pay all Rent hereunder is independent of any other covenant, agreement, term or condition of this Lease. Without limiting the other obligations of Tenant which shall survive the expiration of the Term, the obligation of Tenant to pay Rent accrued during the Term shall survive the expiration of the Term hereof.

4.UTILITIES AND SERVICES.

4.1.Landlord will furnish the following services to the Premises and the Common Area in a manner consistent with Class A office buildings in the Pittsburgh metropolitan area (i) electricity for normal lighting and ordinary office machines, (ii) during Building Hours, HVAC to provide a comfortable temperature for office business operations in accordance with Section 12 of Exhibit G of this Lease, (iii) janitorial service (as set forth in Exhibit D), (iv) cold and hot water for drinking and lavatory purposes, (v) elevator service, (vi) restroom supplies, (vii) exterior window cleaning, and (viii) maintenance of all paved surfaces and parking areas, including snow removal. In addition, Landlord shall provide Common Area lighting at the Property during Building Hours and for such additional hours as, in Landlord’s judgment, is necessary or desirable to ensure proper operation of the Property and is consistent with Class A buildings within the area.

4.2.Tenant will be entitled to make use of HVAC beyond the Building Hours, at Tenant’s sole cost and expense, provided Tenant has notified Landlord by 3:00 p.m. on the day that Tenant will require said overtime use if said overtime use is required on any weekday, and by 3:00 p.m. on Friday for Saturday and / or Sunday overtime use. Tenant will pay Landlord the HVAC After Hour Charge (as defined in Section 1.O) for HVAC beyond the Building Hours. The furnishing of the foregoing heating, air- conditioning and ventilation services during the times and in accordance with the standards hereinabove set forth shall be subject to any statute, ordinance, rule, regulation, resolution, or recommendation for energy conservation which may be promulgated by any governmental agency or organization which Landlord shall be required to abide.

4.3Except as provided in this Section 4.3, Landlord shall not be held liable for any damage or injury suffered by Tenant or by any of Tenant’s licensees, agents, invitees, servants, employees, contractors, or subcontractors or any other person or entity engaged, invited, or allowed to come onto the Premises by Tenant (herein collectively called “Tenant Parties”), resulting directly, indirectly, proximately, or remotely from the interruption of any service or utilities to the Premises or Building, including, but not limited to, temporary failure to supply any heating, air conditioning, electrical, water, or sewer services, or other utilities, or any of them nor shall such failure be construed as an eviction of Tenant. If (i) Landlord ceases to furnish any service in the Building as a result of a condition which affects only the Building (that is, which does not affect buildings in general in the vicinity of the Building), and (ii) such cessation is not caused by Force Majeure (defined below), and (iii) such cessation has not arisen as a result of an act or omission of Tenant or the Tenant Parties, and (iv) as a result of such cessation, the Premises (or a material portion thereof) is rendered untenantable and Tenant in fact ceases to occupy such space in the manner used prior to such cessation, and (v) such interruption to cessation of services occurs and continues for a period of not less than seven (7) consecutive business days, then, as Tenant’s sole and exclusive remedy for such cessation, the Fixed Basic Rent payable hereunder shall be equitably abated based on the percentage of the Premises so rendered untenantable and in fact not used by Tenant commencing as of the sixth (6th) consecutive business day after such interruption commenced. Such abatement shall begin retroactively from the date of such cessation and continue until the date the Premises become tenantable again by the removal of such cessation of services.

4.4Tenant shall have access to the Premises 24 hours a day, 7 days a week. Landlord agrees that access to the Premises, including, without limitation, access to the Building’s stairwells, elevators, fitness center and other Common Areas shall be provided by Landlord using a security access card/fob system that, as of the Commencement Date, is compatible with Tenant’s existing standard 26-bit HID proximity cards. Landlord shall provide Tenant (at Landlord’s cost) with access cards/fobs for access to the Building for each Tenant employee who will work in the Premises. The first one-hundred access cards/fobs shall be provided to Tenant at no cost. Any additional access cards/fobs or any access cards/fobs that are lost or need to be replaced shall be provided or replaced by Landlord and Tenant shall reimburse Landlord for the cost of same. Security system access card panels shall be installed (a) at the Building entrance to the main lobby, (b) at the ground-level entrance to Stair 4 (located on S. Euclid Avenue) and
(c) at the entrance from the stairwell to the terrace on the second floor, by Landlord at Landlord’s expense, prior to the Commencement Date. An additional card readers and security systems specific to Tenant’s Premises, including, but not limited to, card readers from any emergency stairwells shall be installed by Tenant at Tenant’s expense, as part of the Tenant Improvements.

4.5Landlord covenants and agrees to make the planned fitness center in the Building (the “Fitness Center”), available as of the Commencement Date and during the Term for non-exclusive use by Tenant and its employees as part of the Common Areas, subject to each of Tenant’s employees executing a standard waiver of liability and license agreement form used for the fitness center. For the avoidance of doubt, any Tenant employee may use the facility regardless of whether the employee’s primary workplace is the Premises. Landlord shall keep the Fitness Center in good operating condition, commensurate with the condition of similar fitness centers in similar buildings in the market in which the Building is located. Tenant’s employees, licensees and invitees shall have access to the Fitness Center during the Building Hours throughout the Term. The use of the Fitness Center shall be subject to the rules and regulations (including rules regarding hours of use) established from time to time by the Landlord. Landlord and Tenant acknowledge that the use of the Fitness Center by the employees shall be at their own risk. Notwithstanding the foregoing in this Section 4.5, Landlord may temporarily close or suspend access to and use of the Fitness Center for a reasonable time for the replacement, remodeling or relocation of the Fitness Center. Any such temporary closure shall not entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in an event of default by Landlord under this Lease. Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the fitness center, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. Tenant’s rights hereunder to permit its employees to use the Fitness Center shall belong solely to Tenant and may not be transferred or assigned.

4.6Landlord covenants and agrees to make available to the Office Unit tenants the following amenities during the Term: a bike storage room, building security systems, and loading docks. Landlord reserves and retains all rights to replace, remodel, and relocate, as applicable, any of the foregoing Office Unit amenities and to temporary suspend the use of the same.

5.MORTGAGE BY LANDLORD. This Lease and Tenant’s interest hereunder shall at all times be subject and subordinate to the lien and security title of any deeds to secure debt, deeds of trust, mortgages, ground or underlying leases, or other interests heretofore or hereafter granted by Landlord or which otherwise encumber or affect the Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof (each of which is herein called a “Mortgage”), provided the Mortgagee (defined below) recognizes the validity of this Lease and the Mortgagee agrees that, and by having the Lease be so subordinate such party is deemed to have agreed that, notwithstanding any default by Landlord with respect to said ground lease or mortgage or any termination or foreclosure thereof, Tenant’s possession and right of use under this Lease and the rights of Tenant under this Lease in and to the Premises shall not be disturbed by such Mortgagee unless and until an event of Default shall have occurred hereunder and is continuing. This clause shall be self-operative and no further instrument of subordination need be required by any holder of any Mortgage. Notwithstanding the foregoing, upon request from a Mortgagee, subject to Tenant’s receipt of a subordination and non-disturbance agreement from any such Mortgagee on such Mortgagee’s then current form which may be revised to incorporate commercially reasonable changes requested by Tenant and approved by such Mortgagee, Tenant shall execute a commercially reasonable subordination, non- disturbance and attornment agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.

Tenant shall, from time to time upon not less than fifteen (15) days’ prior request by Landlord, deliver to Landlord an estoppel certificate, in form satisfactory to Landlord and subject to Tenant’s commercially reasonable modification, in writing and certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications that the Lease as modified is in full force and effect); (ii) the dates to which Rent and other charges have been paid; (iii) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail, and (iv) such other matters as may be reasonably requested, it being intended that any such statement may be relied upon by any prospective purchaser or tenant of the Office Unit, any mortgagees or prospective mortgagees thereof; or any prospective assignee of any mortgage thereof. In the event Tenant fails to deliver the estoppel certificate within such fifteen (15) days after demand in writing, Tenant shall be deemed to have accepted and executed such estoppel letter and other documents and hereby authorizes Landlord as its attorney-in- fact for the sole purpose of executing such estoppel certificate.

6.CERTAIN RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights:

(a)Entry – if Tenant abandons the Premises and fails to pay Rent in accordance with the terms set forth herein beyond any applicable notice and cure period, to enter the Premises in order to decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy, without same being deemed acceptance of a surrender and without affecting Tenant’s obligations to pay Rent.

(b)Access to Premises – Landlord and its employees, servants and agents shall have the right, upon 24 hours’ prior notice, to enter the Premises during business hours, or at such other reasonable times for the purpose of examining or inspecting the Premises to ensure that Tenant is complying with all of its obligations hereunder, showing the same to prospective purchasers, mortgagees, or tenants of the Office Unit, performing janitorial, cleaning, maintenance and repair services, including, but not limited to regular HVAC service repairs, maintenance, and replacement, and making such alterations, repairs, improvements or additions to the Premises or other portions of the Property as Landlord may deem necessary or desirable. Notwithstanding the foregoing, prior to Landlord's entry into the Premises other than in an emergency or for purposes of performing Landlord's normal janitorial, cleaning, maintenance and repair services contemplated under this Lease (for which entry no advance notice shall be required), Landlord shall provide at least twenty-four (24) hours prior notice to Tenant (which notice need not be in writing). In connection with any such entry, Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the Rent shall not abate while said alterations, repairs, improvements or additions are being made by reason of loss or interruption of business of Tenant or otherwise. If representatives of Tenant shall not be present to open and permit entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease.

(c)Building and Property Identification and Appearance – to change the Building’s, Office Unit’s, and/or Property’s name or street address; to install and maintain all signs on the exterior or interior of the Building and/or Property, to approve prior to installation, all signs, shades, blinds, drapes and internal lighting; and to change the arrangement of entrances, doors, corridors, stairs and other public service portions of the Office Unit and/or Property, provided that such changes do not materially and adversely interfere with Tenant’s reasonable access to the Premises or to the Office Unit.

Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being liable in any manner to Tenant. Any such entry and/or exercise of rights shall not in any way affect the obligations of Tenant under this Lease, including without limitation, the obligation to pay Rent.

7.INSURANCE AND INDEMNIFICATION.

7.1.(1) Tenant shall obtain and keep in full force during its occupancy of the Premises and during the entire Term of this Lease, at its sole cost and expense, a commercial general liability policy of insurance with coverages reasonably acceptable to Landlord, in Landlord's sole discretion, which by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of Tenant’s use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate for personal injury, bodily injury, death, disease and damage or injury to or destruction of property (including the loss of use thereof) occurring upon, in, or about the Premises, and a policy of supplemental "umbrella" liability insurance following the form of the primary liability policy required hereunder and having a limit of not less than Five Million Dollars ($5,000,000.00). The policy shall not contain any intra-insured exclusions as between insured persons or organizations but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease.

(2)Tenant shall obtain and keep in force during the Term of this Lease “Causes of Loss- Special Form” property insurance. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant's personal property, all tenant improvements installed at the Premises, Tenant's trade fixtures, and other property. By way of example and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage”, against vandalism and malicious mischief, theft, sprinkler leakage, earthquake damage and flood damage. If this Lease is terminated as the result of a casualty, the proceeds of said insurance, if any, attributable to the replacement of all tenant improvements at the Premises paid for by Landlord and all rental concessions shall be paid to Landlord.

(3)Tenant shall, at all times during the Term hereof, maintain in effect workers' compensation insurance as required by applicable law and insurance reasonably satisfactory to Landlord. In addition, in the event that Tenant operates or parks any Tenant-owned vehicles at the Property during the Term of this Lease, Tenant shall maintain in effect during the Term hereof a policy of automobile liability insurance with bodily injury limits of $500,000 per person, $1,000,000 per accident, and $100,000 per accident for property damage.

(4)Prior to the Commencement Date, Tenant shall deliver certificates evidencing the insurance policies to Landlord. Certificates evidencing renewals shall be delivered to Landlord no later than fifteen (15) days after each renewal, as often as renewal occurs, and in no event less than fifteen (15) days prior to the date on which the policy would otherwise expire. Tenant shall use commercially reasonable efforts to request and obtain from its insurance carriers insurance policies that require the insurer to notify Landlord in writing thirty (30) days prior to any cancellation. The inability of Tenant to obtain an insurer’s consent to delivery such notice to Landlord after reasonable efforts shall not constitute a default hereunder. Notwithstanding the foregoing, Tenant shall promptly deliver notice to Landlord upon Tenant’s receipt any notice of cancellation issued by any of Tenant’s insurers providing the coverages required under this Lease.

(5)In the event Tenant fails to furnish such insurance, Landlord may obtain such insurance and the premiums shall be paid by Tenant to Landlord upon demand. The minimum limits of the aforesaid insurance shall be subject to increase at the end of every three (3) years during the Term if Landlord, in the exercise of its reasonable judgment, shall deem it necessary for adequate protection.

7.2Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant's property or Tenant's obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

7.3All insurance policies obtained by Tenant pursuant to this Section 7 shall be in form and substance reasonably satisfactory to Landlord and shall be issued by companies qualified to do business in the Commonwealth of Pennsylvania that have ratings of not less than "A-" and of not less than "Class XI" in financial size in the most current available A.M. Best's Insurance Reports. Such policies (exclusive of the worker's compensation policy) shall name Landlord, Manager and such other parties as Landlord shall specify as additional insureds to the extent of the liabilities for third party bodily injury and property damage assumed by Tenant under this Lease and shall further specify that Landlord shall receive thirty (30) days prior written notice of any proposed cancellation, non-renewal of or material change in any such policy. Certificates of all policies of insurance obtained by Tenant hereunder shall be provided to Landlord prior to Tenant's entry upon the Premises, and thereafter at least thirty (30) days prior to the scheduled expiration date of each such policy, evidencing Tenant's renewal or replacement thereof.

7.4All policies of insurance carried or required to be carried by either party hereunder shall include a waiver of subrogation endorsement, containing a waiver by the insurer of all right of subrogation against the other party in connection with any loss, injury or damage thereby insured against. The waiver of subrogation shall apply regardless of any deductible (or self-insured retention) or self-insurance carried by either party. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer. Written notice of the terms of such mutual waivers of subrogation shall be given to each insurance carrier and said insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

7.5Tenant will indemnify, save harmless, and defend Landlord from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused to any person or property arising directly or indirectly out of the operation of Tenant’s business in the Premises or any part thereof, or arising directly or indirectly from any act or omission of Tenant or any party acting under the direction or under the control of Tenant, and from and against any and all cost, expenses and liability, including reasonable attorneys' fees, incurred in connection with any such claim or proceeding brought thereon, except to the extent the same arises from the negligence or willful misconduct of Landlord. Landlord shall indemnify, save harmless and defend Tenant from and against any and all claims and demands in connection with any accident, injury or damage whatsoever caused to any person or property, including reasonable attorneys’ fees, arising out of the negligence or willful misconduct of Landlord, to the extent of proceeds of insurance actually received by Landlord. The indemnity obligations in this Section
7.5shall survive any expiration or termination of this Lease.

7.6If any insurance policy upon the Premises or the Office Unit or any part thereof shall be canceled or shall be threatened by the insurer to be canceled, the coverage thereunder reduced or threatened to be reduced, or the premium therefor increased or threatened to be increased in any way by the insurer by reason of the use and occupation of the Premises by Tenant or by any assignee or subtenant of Tenant and if Tenant fails to remedy the condition giving rise to the cancellation, reduction, or premium increase or threat thereof within ten (10) business days after notice thereof by Landlord, Landlord may, at its option, do any one of the following:

(i)Enter upon the Premises and remedy the condition giving rise to the cancellation, reduction, or premium increase or threat thereof, and in such event, Tenant shall forthwith pay the cost thereof to Landlord as additional rent; and if Tenant fails to pay such cost, Landlord may declare a default by Tenant and thereupon the provisions of Sections 15 and 16 shall apply, and Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises as a result of the entry; or

(ii)If the sole action taken by the insurer is to raise the premium or other monetary cost of the insurance, demand payment from Tenant of the premium or other cost as additional rent hereunder, and if Tenant fails to pay the increase to Landlord within ten (10) days of demand by Landlord, Landlord may declare a default by Tenant and thereupon the provisions of Sections 15 and 16 shall apply. Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord and that such insurance will be for the sole benefit of Landlord with no coverage for Tenant for any risk insured against.

7.7From and after the date of this Lease, Landlord will obtain and keep in full force during the entire Term of this Lease (a) a commercial general liability policy of insurance with coverage against claims for personal injury, death and property damage occurring in or about the Property, which coverage shall afford protection with limits of not less than Five Million Dollars ($5,000,000.00) in the aggregate, and (b) a policy or policies of all risks extended coverage insurance covering the Property endorsed to provide full replacement cost coverage and providing protection against perils included within the standard Pennsylvania form of fire and extended coverage insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may from time to time reasonably determine consistent with relevant industry standards and with any such deductibles as Landlord may from time to time reasonably determine consistent with relevant industry standards. For the purposes of this Section 7.7, Landlord may provide coverage under an umbrella policy providing the minimums set forth above to satisfy the insurance obligations herein.

8.CASUALTY.

8.1Should the Premises (or any part thereof) be damaged or destroyed by fire or other casualty insured under Landlord's standard fire and casualty insurance policy with approved standard extended coverage endorsement applicable to the Premises, Landlord shall, except as otherwise provided herein, repair and/or rebuild the Premises to the same condition as existed on the Commencement Date with reasonable diligence, commencing the work within 90 days after such damage (subject to delays in the adjustment of insurance). Landlord shall promptly and diligently seek adjustment of insurance proceeds after any casualty. Landlord's obligation hereunder shall be limited to the Office Unit and improvements originally provided by Landlord at the Commencement Date of the Term, the net proceeds of insurance recovered for the casualty damage, and shall be subject to zoning and building laws or ordinances then in existence. If there should be interference with the operation of Tenant's business in the Premises as a result of such damage or destruction which requires Tenant as a result of such damage or destruction to temporarily close its business, the Fixed Basic Rent and Additional Rent shall abate in proportion to the square footage of the Premises that Tenant is unable to utilize as a result of the casualty, for the period commencing with the damage and ending upon Landlord’s completion of its restoration work, or at such earlier date as Tenant is able to resume use the entire Premises. Unless this Lease is terminated by Landlord as hereinafter provided, Tenant shall, at its cost and expense, repair, restore, redecorate and re-fixture the Premises and restock the contents thereof in a manner and to at least a condition equal to that existing prior to such damage or destruction except for the Office Unit and improvements to be reconstructed by Landlord as above set forth, and the proceeds of all insurance carried by Tenant on the property, decorations and improvements, as well as fixtures and contents in the Premises, shall be held in trust by Tenant for such purposes. Tenant agrees to commence such work within ten (10) days after the date of such damage or destruction or the date Landlord substantially completes any reconstruction required to be completed by it pursuant to the above, whichever date is later, and Tenant shall diligently pursue such work to its completion.

8.2Notwithstanding anything to the contrary contained in the preceding Paragraph 8.1 or elsewhere in this Lease, Landlord may terminate this Lease on thirty (30) days’ notice to Tenant, given within ninety (90) days after the occurrence of any damage or destruction if: (1) the Premises are damaged or destroyed as a result of a risk which is not covered by Landlord's insurance, (2) the Premises are damaged and the cost to repair the same shall be more than twenty-five percent (25%) of the cost of replacement thereof, (3) the Premises are damaged during the last two (2) years of the Term, (4) if the Office Unit is damaged (whether or not the Premises are damaged) to such an extent that, in the sole judgment of Landlord, the Office Unit cannot be operated as an integral unit, (5) if available insurance proceeds for the Office Unit are insufficient to repair or rebuild the damage, (6) if any mortgagee shall not permit the applicable of adequate insurance proceeds for repair or restoration, or (7) if the casualty results in damage to the Premises which Landlord reasonably estimates will take in excess of 12 months after the beginning of restoration to restore the Premises to the same condition as existed on the Commencement Date. Tenant may terminate this Lease, upon thirty (30) days prior written notice to Landlord given within ninety (90) days after the occurrence of any casualty event if: (i) the Premises are damaged or destroyed and Landlord’s estimate of time to complete repairs (given within sixty (60) days after such casualty) is greater than two hundred seventy (270) days, or (ii) the Premises or Office Unit is damaged within the last twelve (12) months of the Term.

8.3Tenant agrees that Landlord's obligation to restore, and the rental abatement provided in this Article, shall be Tenant's sole recourse against Landlord in the event of casualty damage to the Premises, and Tenant waives any other rights Tenant may have under any applicable law or any other Article of this Lease to terminate this Lease or seek damages against Landlord by reason of casualty damage to the Premises or the Office Unit. This Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Office Unit.

9.SURRENDER OF PREMISES. Tenant shall deliver the Premises (together with all Tenant Improvements, alterations and other improvements made by or on behalf of Tenant) to Landlord upon the expiration or sooner termination of the Term or upon termination of Tenant's right of possession of the Premises in good condition, less ordinary wear and tear, or damage from casualty, excepted, failing which Landlord may restore the Premises to such condition and Tenant shall pay Landlord the cost thereof upon demand. All installations (including low voltage cabling), alterations, additions, hardware, non-trade fixtures and improvements, temporary or permanent, except movable furniture, trade fixtures and equipment belonging to Tenant (“Fixtures”), in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord's property and shall be relinquished to Landlord in good condition, ordinary wear and tear excepted, at the termination of this Lease or Tenant's right to possession by lapse of time or otherwise, all without compensation, allowance or credit to Tenant. At the time of approving alterations in accordance with Section 10 or the Tenant Improvements Work in Section 21, Landlord may identify in writing to Tenant that such alterations must be removed or restored at the end of the term. Tenant shall otherwise have no obligation to remove the Tenant Improvements or any alterations or improvements under this Section 9 that have been approved by Landlord in writing pursuant to Section 10 unless identified by Landlord in accordance with the immediately preceding sentence. If Tenant fails to comply with the provision of this paragraph, all personal property and equipment of Tenant shall be deemed abandoned and Landlord may remove the same upon two (2) business days’ notice and Tenant shall, upon demand, pay to Landlord the cost of such removal and of any necessary restoration of the Premises.

10.ALTERATIONS.

10.1No alteration, addition, or improvement to or installation in the Premises shall be made or permitted to be made by Tenant without the prior written consent of Landlord. Landlord shall not unreasonably withhold Landlord's consent subject to Tenant (a) obtaining Landlord's prior approval of final plans and specifications; (b) obtaining Landlord's prior approval of all contractors and subcontractors and their respective contracts; (c) obtaining all permits, approvals, and certificates required by any governmental or quasi-governmental bodies and, upon completion, certificates of final approval and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord; and (d) prior to occupancy by Tenant and/or commencement of any alterations or improvements by contractors or subcontractors, providing proof of coverage by any contractor by a certificate and/or copy of the policy complying with all insurance requirements set forth herein, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term. Landlord shall either approve or make reasonable detailed comments on any plans and specifications within ten (10) days after delivery of such plans and specifications to Landlord, or within twenty (20) business days of Tenant’s delivery of such plans and specifications if the alteration, addition or improvement will impact the structural components or mechanical systems of the Office Unit. Landlord reserves the right to require Tenant to utilize certain subcontractors for the performance of alterations that may impact, modify, or otherwise affect the operation of the Office Unit’s systems or that may void or otherwise impact any applicable warranty. Before commencing any such work, Tenant shall furnish Landlord with certificates of insurance from all contractors performing labor or furnishing materials insuring Landlord with the following limits: (i) Workmen’s Compensation – statutory limits of liability; (ii) General Liability – $1,000,000 each occurrence/$2,000,000 aggregate; (iii) Automotive Liability - $250,000 each occurrence/$1,000,000 aggregate. In the event that Landlord approves a request for alteration, such approval shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or alterations, improvements, modifications or additions to which they relate, for any use, purpose or conditions, or that the same is acceptable for any governmental approvals or permits, or with respect to the design and engineering of any such work, but such approval shall merely be the consent of Landlord for Tenant to complete the proposed alterations. Notwithstanding anything to the contrary in this Lease, this Section 10 shall not apply to the initial Tenant Improvements outlined in Section 21. Upon completion of any alterations within the Premises, Tenant shall furnish to Landlord a full size original of all plans, all electronic files, and all CADD files, as may be applicable.

10.2Notwithstanding the foregoing, Landlord's written approval shall not be required for any project that will cost, in the aggregate (for a given project), less than $100,000.00 to complete and which will solely entail any or all of the following types of work: (a) the laying of carpeting or vinyl flooring within the Premises, (b) the painting of interior surfaces of the Premises, (c) the hanging of pictures, diplomas, objects of art or similar items within the Premises in a manner consistent with applicable Building rules and regulations, and (d) the undertaking of cosmetic alterations that will not in any way impact the exterior of the Office Unit or the Office Unit’s external appearance and will not impact or have the potential to impact or affect in any manner the Office Unit’s structural, roofing, mechanical, HVAC, electrical or plumbing systems, base building systems, or any such systems components; provided, however, that Tenant shall nonetheless give Landlord prior written notice of any intended work or alterations (except as to matters described in clause (c) hereof), together with a detailed description thereof, and such work or alterations shall be undertaken in accordance with all of Landlord's then-applicable rules and regulations and the other terms of this Lease, and shall be subject to Landlord's reasonable scheduling requirements if the work is of a nature that might disturb other tenants of the Office Unit or interfere with ongoing construction activities elsewhere in the Office Unit. To the extent that Tenant desires to complete any alterations in accordance with US Green Building Council’s (“USGBC”) standards and objectives, Tenant may utilize the performance standards set forth for commercial interiors LEED CI rating system to certify the alterations with the USGBC. Landlord makes no representations or warranties that any or all alterations will be certified and Tenant should coordinate with USGBC prior to commencing any such alterations.

10.3Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, its agents and employees from any and all liabilities of every kind and description which may arise out of or be connected in any way with any such work, including the filing of mechanics’ liens or other claims. Tenant agrees to repair immediately any damage to the Property caused by, or in connection with, the removal of any articles of personal property, business or trade fixtures, alterations, improvements and installations, including, without limitation thereto, repairing the floor and patching and painting the walls where required by Landlord, to Landlord's satisfaction.

10.4All alterations, additions, or improvements made, installed in, or attached to the Premises by Tenant, upon the consent specified above, shall be made at Tenant’s expense at Tenant’s sole risk and in a good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require (it being understood that materials equal to or better than those that are then existing shall be considered acceptable), strictly in accordance with the plans and specifications approved by Landlord, all applicable codes, laws, ordinances, regulations, and other requirements of any appropriate governmental authority, and any applicable covenants or other restrictions, and prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Office Unit, the performance of Landlord’s obligations under this Lease and any work being done by contractors engaged by Landlord with respect to or in connection with the Office Unit. Tenant’s architect and engineers must be licensed in the Commonwealth of Pennsylvania and must be insured.

10.5Other than as related to the initial buildout for Tenant, Tenant agrees to reimburse Landlord a reasonable fee equal to the costs incurred or otherwise invoiced to Landlord by Landlord’s consultants for examination and approval of any architectural or engineering plans and specifications, which shall be payable as Additional Rent within thirty (30) days after demand.

10.6Upon completing any such work that exceeds $100,000.00 in costs, Tenant shall furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. Tenant shall obtain valid and effective lien waiver(s) from each sub- contractor, contractor, and material provider in exchange for all payments made to such sub-contractor, contractor, and material provider for any such work or materials, however, copies of paid invoices may be provided in lieu of lien waivers for material suppliers. All such work shall comply with all insurance requirements, with all of Landlord's Rules and Regulations, and with all applicable laws (including, but not limited to The Americans with Disabilities Act), ordinances, and regulations. If any such work results in a change in the heating, cooling or ventilating load in the Premises, Tenant shall, at its expense, and after approval from Landlord, modify the existing systems to accommodate such load change. Tenant shall also deliver to Landlord a complete copy of the “as-built” or final plans and specifications for all alterations or physical additions so made in or to the Premises within sixty (60) days of completing the work.

10.7Tenant shall have the non-exclusive rights at Tenant’s sole cost and expense and upon Landlord’s prior written approval, not to be unreasonably withheld, conditioned, or delayed, (a) to place one (1) antenna or satellite dish on the roof of the Building in an area not to exceed one hundred square feet (hereinafter “Satellite Dish”), and (b) to install a direct fiber line for internet in the Building, each being subject to the rules and regulations set forth on Exhibit “I” attached hereto and incorporated herein by reference.

11.REPAIRS AND MAINTENANCE.

11.1.Landlord’s Repairs and Maintenance. Landlord shall keep the roof, roof membrane, foundation, exterior walls, windows, window seals, Common Areas, electrical systems, HVAC systems, plumbing systems, fire suppression systems, fire alarm systems and all common sewer and utility lines located outside the Premises, in good order and repair consistent with Class A buildings in the Pittsburgh metropolitan area and in compliance with all applicable laws, and in a tenantable, safe condition. Landlord shall be responsible for the repair, maintenance, and replacement of light bulbs and lighting fixtures located within the Premises, with such costs and expenses being the responsibility of Tenant. Landlord shall have no obligation to maintain, replace, or repair any other improvements located within the Premises, the maintenance of which is and shall be the responsibility of Tenant. Notwithstanding the obligation of Landlord under this Section 11.1, Tenant shall be responsible for the cost of any and all damage and / or repairs arising from the negligence or willful misconduct of Tenant or any of the Tenant Parties. Landlord shall have no obligation to make any repairs unless and until Tenant notifies Landlord in writing of the necessity thereof, in which event Landlord shall have reasonable time in which to make such repairs; however, Tenant may notify Landlord verbally of any emergency repairs or any minor, routine or day-to-day repairs which need to be made.

Landlord covenants to use commercially reasonable efforts to implement repairs, alterations, additions or improvements (including, without limitation, any work related to the initial construction of the Building) in a timely and expeditious manner and covenants to take reasonable steps to minimize disruption and interference with Tenant’s operations in the Premises. Provided Landlord reasonably complies with the preceding sentence, Landlord shall not be liable by reason of any inconvenience, injury to, or interference with Tenant's business arising from the making of any repairs, alterations, additions or improvements in or to the Premises or the Property and Office Unit or to any appurtenances or equipment therein. Prior to commencing any such repairs, alterations, additions, or improvements that are reasonably anticipated to be disruptive to Tenant’s business operations within the Premises, Landlord will provide Tenant with notice prior to commencement of such work. No prior notice shall be required for any repairs completed during an ongoing emergency. There shall be no abatement of Rent because of such repairs, alterations, additions, or improvements except as specifically set forth in Section 8 of this Lease. To the extent requested by Tenant and subject to scheduling limitations, Landlord shall use commercially reasonable efforts, at Tenant’s expense, to perform such work at times other than during the normal Business Hours if reasonably required to avoid disruption to Tenant’s business operations in the Premises. Tenant shall pay any additional costs incurred for the completion of any such maintenance or repairs after normal Building Hours as Additional Rent hereunder.

11.2.Tenant’s Repairs and Maintenance. Tenant shall keep the Premises free from all litter, dirt, debris, and obstructions and in a clean and sanitary condition. Tenant will not commit any act that damages the Premises or Office Unit and will take good care of the Premises. Except as otherwise provided in Section
11.1 hereof, Tenant shall maintain, replace, and repair the Premises, including, but not limited to, florescent or other bulb replacement, finishes, wall coverings, carpets, fixtures, floor coverings, low voltage wiring and glass within the Premises, and shall keep the Premises and the fixtures herein neat and in good, operable and orderly condition in such a manner so that the Premises are maintained in good condition and suitable for Tenant’s Permitted Use. At the expiration or other termination of this Lease, Tenant shall surrender the Premises (and keys thereto) in as good condition as when received, loss by fire or other casualty not the result of any act or omission by Tenant, or ordinary wear and tear only excepted.

12.RULES AND REGULATIONS. Tenant shall abide by the current Rules and Regulations for the Office Unit attached to this Lease and made a part hereof as Exhibit “C”, the Dog Policy Rules and Regulations attached to this Lease and made a part hereof as Exhibit “C-1”, the Food Preparation Rules and Regulations attached to this Lease and made a part hereof as Exhibit “C-2”, and by all additional reasonable rules and regulations as may be adopted and equitably enforced by Landlord from time to time for the operation and management of the Office Unit and Property.

13.ASSIGNMENT AND SUBLETTING.

13.1. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not, voluntarily, involuntarily, by operation of law or otherwise, without Landlord's prior written consent (a) assign, convey, mortgage, pledge, encumber, hypothecate, or otherwise transfer this Lease or any interest therein; (b) allow any lien upon Tenant's interest; (c) sublet the Premises or any part thereof; (d) permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant; or (e) grant any concession or license within the Premises. Tenant shall, by written notice, advise Landlord of any proposed assignment or subletting which notice shall state the name and address of the proposed assignee or subtenant, a summary of the terms of such subletting or assignment, including without limitation, all rent and/or other consideration payable thereunder or in connection therewith, and the effective date of such assignment or subletting (which shall be not less than thirty (30) days from the date such notice is given) (the “Tenant Notice”), and, concurrently with such Tenant Notice, Tenant shall deliver to Landlord a complete, unexecuted copy of the proposed sublease or assignment, all other documents and instruments related thereto and the proposed assignee's or subtenant's most recent financial statements for the past twelve (12) month period. Landlord shall have the right to make such investigations as it deems reasonable and necessary in determining the acceptability of the proposed assignee or subtenant. In the case of a sublease only, Landlord, at its election, shall have the right to be exercised by notice to Tenant given within ten (10) days after Landlord's receipt of Tenant's Notice, to terminate this Lease with respect to the space therein described as of the date stated in Tenant's Notice. If Tenant's Notice shall cover all of the Premises, and Landlord shall give the aforesaid termination notice, the Term of this Lease shall expire and end on the date stated in Tenant's notice as the effective date of subletting as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease shall be terminated by Landlord pursuant to the foregoing with respect to less than the entire Premises, the Rent herein reserved shall be adjusted on the basis of the number of square feet of rentable area retained by Tenant in proportion to the number of square feet of rentable area in the entire Premises, and this Lease, as so amended, shall continue thereafter in full force and effect. If Landlord shall terminate this Lease in whole or in part as aforesaid, Landlord shall be free to deal directly with any such proposed subtenant without any responsibility or liability to Tenant on account thereof. Upon Landlord’s consent to any assignment or sublease, prior to the assignee’s or subtenant’s occupancy of the Premises, Tenant shall deliver to Landlord a true and complete copy of the executed sublease or assignment and all other documents and instruments related thereto.

13.2Landlord, upon receiving the Tenant Notice with respect to any such space, will not unreasonably withhold its consent to Tenant's assigning or subletting the space covered by the Tenant Notice and shall provide its consent or denial within ten (10) business days thereafter (Landlord’s failure to provide a response shall be deemed to be a denial of such request). Tenant agrees that any such assignment or sublease shall be subject to the following: (i) at the time thereof Tenant is not in default under this Lease beyond any notice and cure provision; (ii) Landlord, in its sole discretion reasonably exercised, determines that the business and proposed use of the Premises of the proposed subtenant or occupant, as the case may be, are consistent with the Permitted Use described in this Lease; (iii) any assignee or subtenant shall expressly assume all the obligations of this Lease on Tenant's part to be performed; (iv) such consent, if given, shall not release Tenant of any of its obligations or liabilities whether past, present, or future (including, without limitation, its obligation to pay Rent) under this Lease; (v) Tenant agrees specifically to pay over to Landlord, as Additional Rent, all sums received by Tenant under the terms and conditions to such assignment or sublease which are in excess of the amounts otherwise required to be paid pursuant to this Lease, including, but not limited to, all other consideration, payments for furniture, fixtures, or equipment, and all other consideration of any form, type, or substance; (vi) a consent to one assignment, subletting, occupation or use shall be limited to such particular assignment, sublease, or occupation and shall not be deemed to constitute Landlord's consent to an assignment or sublease to or occupation by another person or entity; (vii) the liability of Tenant and each assignee will be joint, several, and primary for the observance of all the provisions, obligations and undertaking of this Lease, including the payment of Fixed Basic Rent and Additional Rent through the entire Term as the same may be renewed, extended, or otherwise modified, (viii) not in violation of any exclusive use restrictions in any occupancy or other agreement for space within the Office Unit, and (ix) Tenant will pay Landlord a reasonable administrative fee not to exceed $1,500.00 for fees incurred with respect to each request for consent, payable as Additional Rent. Any such assignment or subletting without such consent shall be void.

13.3Excepting any Permitted Transfer (defined below), in the event of a full assignment or sublease of this Lease through the end of the Term, any option or similar right of Tenant hereunder, including without limitation, any option to extend or renew, option to expand, first offer or first refusal right, or first right to lease, and all exterior signage rights are terminated; all options granted to Tenant hereunder upon the execution of the assignment or sublease shall henceforth become null and void and Tenant shall have no further rights thereto or therein.

13.4Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises (without Landlord’s prior written consent, but upon written notice to Landlord within five (5) days of any such assignment or sublease) to (i) any corporation or other entity directly or indirectly controlling or controlled by Tenant or under common control with Tenant, or
(ii) any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets of Tenant (any transaction referred to in clauses (i) or (ii) hereof will be a “Permitted Transfer”) provided that the net worth of any transferee of a Permitted Transfer will not be less than the greater of (A) the net worth of Tenant immediately preceding the Permitted Transfer or (B) the net worth of Tenant as of the date of the execution and delivery of this Lease by both parties. Any other assignment or subleasing of Tenant’s interest under this Lease will be subject to Landlord’s approval, which approval will not be unreasonably, withheld, conditioned or delayed. To the extent requested by Landlord, Tenant and any assignee or sublease shall execute a written agreement evidencing such assignment or sublease.

13.5In addition to any other grounds for denial, Tenant agrees that it shall be reasonable for Landlord to withhold Landlord’s consent to a proposed assignment or sublease (except as otherwise provided in subparagraph 13.4 above) if, in Landlord’s good faith judgment:

(a)the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease;

(b)the proposed assignee or subtenant is a business competitor of Landlord or Manager, or is an affiliate of a business competitor of Landlord or Manager;

(c)the proposed assignee or subtenant intends to use any part of the Premises for a purpose not permitted under this Lease, for a use that Landlord considers to be inconsistent with the quality of the Office Unit or with other uses in the Office Unit, or in conflict with any exclusive uses then granted to other tenants of the Office Unit, or for a use entailing the use, storage, generation or transport of Hazardous Materials within the Office Unit; or

(d)a prospective tenant to whom Landlord has shown space in the Office Unit, and with whom Landlord has proposed possible lease terms, within the six (6) months preceding Landlord’s receipt of the Tenant Notice and, in any of such events, at the time of Landlord's receipt of the Tenant's Notice for consent hereunder any portion of the Office Unit is not fully leased to other tenants and Landlord is able to meet the square footage requirements of Tenant's proposed assignee or subtenant by leasing to such person or entity available space in the Office Unit that is reasonably comparable to the Premises (or the portion thereof proposed to be occupied by such person or entity).

14.HOLDING OVER. If Tenant retains possession of the Premises, or any part thereof, after the expiration or earlier termination of this Lease, Tenant shall pay Fixed Basic Rent at an annual rate equal to 150% of the Fixed Basic Rent payable for the last month of the Term immediately preceding said holdover computed on a per month basis and 100% of Additional Rent, and any damages sustained by Landlord as a result of such holdover. If any holdover in any portion of the Premises continues for a period exceeding thirty (30) days after delivery by Landlord of a written notice to vacate, then Tenant shall also be liable for any and all damages incurred by Landlord as a result of such holding over. The provisions of this Paragraph do not waive the Landlord’s right of re-entry or any other right hereunder that may be awarded by a court of law, and Landlord’s acceptance of Rent after expiration of the Term or earlier termination of this Lease shall not constitute consent to a holdover or result in a renewal. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over after the expiration or earlier termination of the Term.

15.DEFAULT. The occurrence of any one or more of the following shall constitute a default and breach of this Lease by Tenant (a “Default”).

15.1A failure by Tenant to timely pay any installment of Rent hereunder or any such other sum which is required to be paid by Tenant continuing for five (5) days following delivery of written notice from Landlord, which prior notice shall only be required to be delivered by Landlord two (2) times per Calendar Year, whereupon any additional failure to timely pay Rent hereunder during such Calendar Year would constitute an automatic default;

15.2A failure by Tenant to observe and perform any other provision or covenant of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecutes the same to completion (not to exceed ninety (90) days in the aggregate);

15.3The filing of a petition by or against Tenant for adjudication as a bankrupt or insolvent or for its reorganization or for the appointment pursuant to any local, state or federal bankruptcy or insolvency law of receiver or trustee of Tenant’s property; or an assignment by Tenant for the benefit of creditors; or the taking possession of the property of Tenant by any local, state or federal government officer or agency or court-appointed official for the dissolution or liquidation of Tenant or for the operation, either temporarily or permanently, of Tenant’s business; provided, however, that if any such action is commenced against Tenant the same shall not constitute a default if Tenant causes the same to be dismissed within thirty
(30) days after the filing of same.

15.1Intentionally omitted.

15.2The filing of a lien upon the Premises or the Property or any part thereof as result of Tenant’s occupancy of the Premises, and the failure of Tenant to cause discharge or to bond against such lien within thirty (30) days after it receives actual notice from Landlord of same.

15.3Tenant does not maintain in full force and effect and in the form required throughout the Term all insurance which Tenant is required to maintain under this Lease.

15.4Any material misrepresentation by Tenant in this Lease, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor in connection with negotiating or entering this Lease or in connection with any sublease or assignment under Section 13.

15.5Any assignment of this Lease or sublease of the Premises not in accordance with Section 13 herein.

16.REMEDIES.

16.1.Landlord’s Options. Upon the occurrence of any such Default set forth above, Landlord shall have the right, at its option, without further notice or demand of any kind to do the following:

(i)Terminate this Lease and Tenant's right to possession of the Premises and/or proceed in accordance with any and all provisions of Section 16.2 below; or

(ii)Terminate Tenant’s right to possession but not the Lease and/or proceed in accordance with any and all provisions of Section 16.2 below.

16.2.Landlord’s Remedies.    Upon the occurrence of a Default, the following shall apply:

(i)Landlord may upon providing notice to Tenant reenter and repossess the Premises and dispossess Tenant by summary proceedings or otherwise (provided any such non-judicial action does not constitute a breach of the peace or contravene local or state laws), as well as the legal representative(s) of Tenant and/or other occupant(s) of the Premises and remove their effects, and terminate this Lease.

(ii)Landlord may accelerate all Fixed Basic Rent and additional rent for a period of twelve (12) months from the Event of Default (or such lesser time as would otherwise remain in the Term) and for all unamortized tenant improvement allowances, free or reduced Fixed Basic Rent, and leasing commissions actually granted to Tenant or incurred by Landlord, and declare the same to be immediately due and payable. Landlord shall thereafter be entitled to accelerate all Fixed Basic Rent and additional rent for additional twelve (12) month period(s) on the anniversary of such Event of Default for the remainder of the Term thereafter (or such lesser time as would otherwise remain in the Term). Landlord shall use commercially reasonable efforts to relet the Premises at market rent and receive rent therefrom, provided, however, Tenant shall not be entitled to receive any such rent and shall remain liable for the equivalent of the amount of all Rent reserved herein less the avails of reletting, after deducting therefrom all reasonable expenses incurred by Landlord in pursuing its remedies, such as (by way of illustration and not limitation) those for reasonable attorneys’ fees, brokerage, advertising, and refurbishing the Premises in good order or preparing them for re-rental. In determining the amount of any future payments due

Landlord due to increases in Operating Expenses, Landlord may make such determination based upon the amount of Operating Expenses paid by Tenant for the full year immediately prior to such Default and may assume that such expenses will increase three percent (3%) each year.

(iii)Landlord may, at any time after the occurrence of any event of Default, re-enter and repossess the Premises and/or any part thereof (provided any such non-judicial action does not constitute a breach of the peace or contravene local or state laws) and use commercially reasonable efforts to relet all or any part of such Premises for and upon such terms and to such persons, firms or corporations and for such period or periods as Landlord, in its sole discretion, shall determine, including for a term extending beyond the expiration date of the Term; provided, however, Tenant shall remain liable for the equivalent of the amount of all Rent reserved herein less the avails of reletting, after deducting therefrom all reasonable expenses incurred by Landlord in pursuing its remedies. For the purposes of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Premises to the extent reasonably deemed by Landlord desirable or convenient; and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as additional rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord; and any sums collected by Landlord from any new tenant obtained on account of Tenant shall be credited against the balance of the Rent due hereunder as aforesaid;

(iv)For a non-montetary Default, enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease plus fifteen percent (15%) of such cost to cover overhead plus interest at the past due rate provided in this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 16.2(iv) shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations.

(v)Recover any and all costs incurred by Landlord resulting directly, from the Default, including but not limited to reasonable attorneys’ fees and costs, but excluding punitive damages and consequential damages not otherwise expressly specified in this Lease.

(vi)Exercise any and all other remedies available to Landlord in this Lease, at law or in equity.

(vii)WHEN THIS LEASE SHALL BE DETERMINED BY CONDITION BROKEN, EITHER DURING THE ORIGINAL TERM OF THIS LEASE OR ANY RENEWAL THEREOF, AND ALSO WHEN AS SOON AS THE TERM HEREBY CREATED EXPIRES OR IS EARLIER TERMINATED, UPON NOT LESS THAN THIRTY (30) DAYS PRIOR WRITTEN NOTICE TO TENANT, IT SHALL BE LAWFUL FOR ANY ATTORNEY TO APPEAR AS ATTORNEY FOR THE TENANT AND TO ENTER IN ANY COMPETENT COURT AN AMICABLE ACTION AND JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS OR ENTITIES CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE SHALL BE SUFFICIENT WARRANT; WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER, AND PROVIDED THAT, IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED SHALL REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT, UPON ANY

SUBSEQUENT DEFAULT OR DEFAULTS OR UPON THE TERMINATION OR EXPIRATION OF THIS LEASE, TO BRING ONE OR MORE SUCH AMICABLE ACTION OR ACTIONS TO RECOVER POSSESSION OF THE SAID PREMISES. IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL LEASE AS A WARRANT OF ATTORNEY, ANY RULE OF COURT, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING.

(viii)The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies; and not one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others, and the right to confess judgment in ejectment given in (vii) above may be exercised concurrently and the power of attorney to confess judgment shall not be exhausted by a single confession in each case, but shall be exercised singularly or together from time to time and as often as may be necessary to protect the rights of Landlord and shall survive any expiration or termination of this Lease.

16.3.Landlord shall have the right to seek an injunction, in the event of a breach or threatened breach by Tenant of any of the agreements, conditions, covenants or terms hereof, to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnity or reimbursements are herein provided.

16.4.TENANT UNDERSTANDS IT IS WAIVING IMPORTANT LEGAL RIGHTS BY AGREEING TO THIS PARAGRAPH 16 AND DOES SO IN THIS COMMERCIAL, NON- RESIDENTIAL TRANSACTION KNOWINGLY AND VOLUNTARILY AND AFTER ASCERTAINING THE LEGAL EFFECT HEREOF.

16.5 Landlord shall be in default under this Lease if Landlord breaches any provision of this Lease and that breach remains uncured for a period of thirty (30) days after Tenant has provided written notice to Landlord of the breach, but if that breach cannot reasonably be remedied by Landlord within thirty
(30) days after notice of breach, then Landlord shall have additional time as may be reasonably necessary to remedy the breach if during that time Landlord is continuously and diligently pursuing the remedy necessary to cure the breach. In the event of Landlord’s default (that remains uncured after applicable notice and cure periods), Tenant shall have the right to pursue all remedies available at law or in equity, except as otherwise agreed to by Tenant under the terms of this Lease.

17.CONDITION OF PREMISES. Subject to the Landlord’s Work and this Section 17, Tenant shall accept the Premises in its “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” condition on the Commencement Date. Landlord represents and warrants to Tenant that as of the Commencement Date, the Premises and Common Areas will be in compliance with all applicable laws and the building systems serving the Premises, including but not limited to the building mechanical, electrical, plumbing, lighting, and roofing systems (but excluding all Tenant Improvements, furniture, fixtures and equipment), will be in good working order and consistent with operation of a Class A office building. Except as expressly provided in this Lease, Landlord shall have no obligation to furnish, equip or improve the Premises or the Property.

18.ASSIGNMENT BY LANDLORD. Landlord may sell the Property or Landlord’s interest therein or assign its interest in this Lease, or any part thereof, in the exercise of its sole discretion.

19.NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope or (iii) sent by nationally recognized overnight delivery service, if to Tenant, at Tenant’s address as set forth above in Section 1(Q); if to Landlord, at Landlord's address as set forth above in Section 1(Q); or, to either at such other address as Tenant or Landlord, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, upon the actual receipt or refusal of acceptance of the mailing thereof or if sent by overnight delivery service, the next business day.

20.QUALIFICATIONS AS TO USE. Tenant will use the Premises solely for the Permitted Use. Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any applicable public law, ordinance, or governmental regulation or which may be dangerous to persons or property, not consistent with a Class A office building, or in violation of any third-party exclusivity rights.

21.TENANT IMPROVEMENTS.

21.1Scope and Performance of Tenant Improvements. Tenant desires to perform, or cause the performance of, certain leasehold improvement work in the Premises as described on the Final Construction Drawings (below defined) (collectively, as such work shall be identified in the Final Construction Drawings, the “Tenant Improvements”). The Tenant Improvements shall be the responsibility of and performed by Tenant using PJ Dick Incorporated as the general contractor (the “General Contractor”), pursuant to the terms of that certain change order (identified as RCO No. 0111), as modified by that certain Addendum to Change Order, among Landlord, Pennley Park South, Inc., General Contractor and Tenant, dated on or around the date of this Lease (collectively, the “Change Order”). For purposes of this Section 21, the term “Cost of Tenant Improvements” shall mean and include any and all hard and soft costs and expenses associated with the design, engineering, permitting, construction management, and construction of the Tenant Improvements, and including without limitation all labor (including overtime) and materials, and the cost of any and all third-party professionals, any signage and data/telco/wiring costs. Notwithstanding the foregoing, the TI Allowance (as defined below) may not be allocated by Tenant to the purchase of furniture, fixtures, or equipment. During the completion of any Tenant Improvements, Tenant shall be solely responsible for determining what measures, if any, should be taken in order to protect any of Tenant’s personnel and Tenant’s computers, equipment, furnishings, trade fixtures and other items of personal property for potential damage that may be caused by the performance of the Tenant Improvements. Tenant, for the safety of its employees, agents, and invitees, shall be responsible for ensuring that no Tenant party enters any area in which Tenant Improvements are being completed. Tenant, at its sole costs, is solely responsible for obtaining any and all necessary documents, permits, or other governmental approvals authorizing the completion of the Tenant Improvements.

The Tenant Improvements are anticipated to be completed concurrently with the completion of Landlord’s Work (as such term is defined in Section 21.6), pursuant to the Change Order. Notwithstanding that the Tenant Improvements are being completed pursuant to such Change Order to Landlord’s existing contract with the General Contractor, the completion of the Tenant Improvements shall be supervised by and be completed at Tenant’s sole direction and Landlord shall have no liability for the completion of the Tenant Improvements, the Final Construction Drawings, or otherwise. Landlord’s only obligation with respect to the completion of the Tenant Improvements is for the disbursement of the TI Allowance in accordance with the terms and conditions set forth in this Section 21.

21.2Tenant Improvement Allowance. Subject to the conditions herein, Landlord agrees to provide to Tenant an allowance with respect to the Cost of Tenant Improvements in the total amount not to exceed Two Million Two Hundred Ninety-Five Thousand Four Hundred Eighty and 00/100 Dollars ($2,295,480.00) (the “TI Allowance”). In no event shall Landlord be obligated to provide any allowance or other contribution related to the completion of the Tenant Improvements in excess of the TI Allowance. The TI Allowance shall be applied to the Cost of Tenant Improvements and shall be payable in accordance with Paragraph 21.5.

21.1Construction Drawings. After the Effective Date of this Lease, Tenant may, at Tenant’s expense (subject to allocation of the TI Allowance), prepare construction drawings depicting the proposed Tenant Improvements (“Construction Drawings”) for Landlord’s prior written approval; which approval shall not be unreasonably withheld or conditioned by Landlord, and shall be granted or withheld (with reasonable rationale) by Landlord within ten (10) business days of Tenant’s request. In the event that Landlord fails to timely approve or disapprove of the Construction Drawings, Tenant shall deliver a second written notice to Landlord for approval. After delivery of the second written notice, Landlord shall grant or withhold approval within ten (10) business days thereafter, failing which the proposed Construction Drawings shall be deemed approved by Landlord. Upon Landlord’s approval hereunder, such proposed Construction Drawings shall be deemed to be the “Final Construction Drawings”. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the proposed Tenant Improvements, Landlord has made no representation or warranty to Tenant with respect whether the same is acceptable for any governmental approvals and permits or with respect to the design and engineering of any such work.

21.2Cost of Tenant Improvements. Tenant shall pay for the Cost of the Tenant Improvements; provided however that such responsibility of Tenant hereunder shall be subject to Landlord’s application of the TI Allowance in accordance with Section 21.5 hereof.

21.3Payment of TI Allowance and Excess.

(i)Landlord shall disburse the TI Allowance directly to Tenant’s general contractor, engineers, suppliers, and subcontractors in accordance with the respective contracts therefor, for Tenant Improvements completed in the Premises; provided, however that: (A) Tenant shall review each such invoice and acknowledge Tenant’s approval of the invoice by signature on each invoice, (B) such installments of the TI Allowance shall be payable by Landlord no more than once per month, and upon at least thirty (30) days’ written notice from Tenant; (C) the maximum amount paid by Landlord shall not exceed the TI Allowance specified in Section 21.2, and (D) each such requisition from Tenant shall include:
(1) commercially-reasonable written specifications and corroboration of the scope of, and of all costs incurred by Tenant for, the Tenant Improvements to which such requisition relates; (2) a certificate from Tenant’s architect certifying completion of such portion of the Tenant Improvements in substantial accordance with the Final Construction Drawings, which shall be in the standard American Institute of Architects form; (3) a complete list of all contractors, subcontractors, vendors and/or suppliers providing materials and/or labor for such portion of the Tenant Improvements; and (4) mechanics’ lien releases from all contractors on account of such portion of the Tenant Improvements (collectively, a “Requisition Request”). Landlord shall not reimburse Tenant for any late payment fees, interest, or other charges that may have been incurred by Tenant. Landlord, upon receipt of a Requisition Request and prior to making payment, shall have the right to inspect the Tenant Improvements and the materials supplied to ensure that such work has been completed in substantial accordance with the Final Construction Drawings. Landlord and Tenant acknowledge that all risk of the costs and expenses of the Tenant Improvements exceeding the Budgeted Amount or TI Allowance shall be Tenant’s sole responsibility, subject to Landlord’s application of the TI Allowance pursuant to this Section 21. Notwithstanding the foregoing, in addition to other remedies Tenant may have at law or in equity, in the event Landlord fails to timely pay Tenant’s general contractor, engineers, suppliers, and subcontractors in accordance with this Section 21.5, then Tenant may, at Tenant’s sole discretion, make such payment on behalf of Landlord and offset such amount paid by Tenant against Rent next owing by Tenant.

(ii)In the event that the costs associated with the completion of the Tenant Improvements exceeds the TI Allowance, (A) Tenant shall timely pay all invoices when due and other charges associated with the Tenant Improvements that exceed the TI Allowance and (B) upon receipt of an invoice from the General Contractor or Landlord, Tenant shall make payment directly to the General

Contractor in accordance with the payment terms set forth in the invoice and obtain all applicable mechanics’ lien releases identified in Section 21.5(i) above.

(iii)Tenant shall indemnity, defend, and hold Landlord harmless from any damages, injuries, claims, causes of action, and other items arising out of Tenant’s completion of the Tenant Improvements, including mechanics’ liens, and ensuring compliance with all applicable laws (including the Americans’ With Disabilities Act), regulations, and ordinances.

(iv)Intentionally omitted.

21.6Landlord’s Work. Tenant acknowledges that as of the Effective Date of this Lease, Landlord is causing certain base building improvements, shown on Exhibit G, to be completed in the Office Unit at Landlord’s sole cost and expense (collectively, the “Landlord’s Work”). Landlord shall use commercially reasonable efforts to cause the Landlord’s Work to be substantially completed on or before May 1, 2022 (the “Anticipated Completion Date”). Landlord’s Work shall be deemed to have been “substantially completed” when a certificate of occupancy or an equivalent approval or certificate is issued by the applicable governmental authority to permit occupancy (including, but not limited to, a temporary certificate of occupancy) of the Demised Premises or the issuance of an AIA G704 (Certificate of Substantial Completion) by the General Contractor and either Tenant’s architect or one of Tenant’s authorized representatives (as identified in the Change Order), whichever shall occur first. Within three (3) business days after Landlord delivers the Premises to Tenant, Tenant shall deliver to Landlord a list of punch list items. To the extent such items identified by Tenant are included on Exhibit G, Landlord shall correct or cure the punch list items within 30 business days after Landlord receives the punch list, or such longer period as may be necessary, provided Landlord is proceeding with due diligence to complete those items. Upon Tenant’s occupancy, Tenant shall execute a Commencement Date Agreement in the form of Exhibit E attached hereto.

If the Commencement Date does not occur by the Anticipated Completion Date, then Tenant shall be entitled to abatement of Rent equal to one day of Fixed Basic Rent for the number of days between the Anticipated Completion Date and the actual Commencement Date, which abatement shall begin in the thirteenth (13th) month of the Lease. Tenant and Landlord each acknowledge and agree that the completion of the Tenant Improvements (as such term is defined in Section 21.1 hereof) shall have no application to the determination of the substantial completion of Landlord’s Work. The Anticipated Completion Date shall be extended because of any delay caused by a Tenant Delay or events of Force Majeure. As used herein, “Tenant Delay” shall mean a delay caused by changes, additions or deletions to the Landlord’s Work requested by Tenant. Landlord shall, and shall cause its contractors to, work in harmony with and not unreasonably interfere with the performance of the Tenant Improvements in the Premises and Tenant shall and shall cause its contractors to work in harmony with and not unreasonably interfere with the performance of the Landlord’s Work in the Premises.

Landlord further agrees to use commercially reasonable efforts to cause construction of the Building to be substantially completed on or before the Anticipated Completion Date and if any work or punch list items related thereto are performed after the Commencement Date, Landlord shall perform such work in accordance with the terms of Section 11.1.

22.HAZARDOUS SUBSTANCES.

22.1.Tenant shall not and shall not cause or allow its employees, contractors or agents to generate, treat, store, or dispose of Hazardous Substances on or near the Property, Premises, or the Office Unit, Tenant shall at all times comply with all applicable Environmental Laws, and Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws by reason of breach of any of the foregoing representations, warranties and covenants. “Hazardous Substances” shall mean (i) any hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended, (ii) any hazardous waste or hazardous substance as those terms are defined in any local, state or federal law, regulation and ordinance applicable to the Property (collectively the “Environmental Laws”), or (iii) petroleum, including crude oil or any fraction thereof. In the event Tenant uses any Hazardous Substances, Tenant shall dispose of such substances in accordance with all applicable federal, state, and local laws, regulations and ordinances. Further, limited quantities of cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in compliance with all applicable Laws shall be permitted without Landlord’s consent.

22.2.Tenant agrees to indemnify, defend and hold harmless Landlord, its employees, agents, successors, and assigns, from and against any and all damage, claim, liability or loss, including reasonable attorneys' and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by Tenant, or its employees, agents, contractors, or invitees, on or near the Property. Such duty of indemnification shall include, but to be limited to, damage, liability, or loss pursuant to all federal, state and local environment laws, rules and ordinances, strict liability and common law.

22.3.The provisions of this Section 22 shall survive any termination of this Lease or the Term.

23.CONFIDENTIALITY. Landlord and Tenant each agree that they shall maintain in confidence and shall not divulge to any third party (except as required by law) any of the terms, covenants and conditions of this Lease, including without limitation, any information related to the rental rate, the length of the Term, any renewal, termination, expansion, contraction or similar options, if any, or the amount of any free rent, improvement allowance or other concessions granted to Tenant by Landlord under this Lease, except to their respective employees, attorneys, auditors, lenders and brokers or as otherwise required by law (including, without limitation, public company reporting requirements). Landlord and Tenant further agree to take commercially reasonable precautions to prevent the unauthorized disclosure of any of such information to any other third parties. Landlord shall not (and shall not permit its broker’s or contractors to) use Tenant’s name (or make any other reference that may identify Tenant), including without limitation, on websites or marketing materials, without Tenant’s prior approval (which may be granted or withheld in Tenant’s sole discretion). Landlord’s and Tenant's obligations under this Section 23 shall survive termination of this Lease.

24.VEHICLE PARKING. During the Term and subject to all terms, conditions, and provisions in this Lease and any rules and regulations adopted by Landlord or any garage operator from time to time, Tenant's occupancy of the Premises will include the use of the Parking Spaces set forth in the Basic Lease Provisions. Tenant will, upon request, promptly furnish to Landlord the license numbers of the cars operated by Tenant and its subtenants, invitees, concessionaires, licensees and their respective officers, agents and employees. If any vehicle of Tenant, or of any subtenant, invitee, licensee, concessionaire, or their respective officers, agents or employees, is parked in any part of the Property other than those portions of the parking area(s) designated for this purpose by Landlord, or if Tenant shall exceed the number of Parking Spaces allocated to Tenant in the Basic Lease Provisions, then, Landlord will promptly notify Tenant who shall immediately comply with the parking requirements herein. Except as set forth below, all parking spaces are unreserved and available to card access users, tenants, invitees, and guests of the Office Unit on a first come, first serve basis. Notwithstanding the foregoing, nineteen (19) parking stalls situated on the ground floor level of the parking garage may be designated for the sole use of the retail tenant(s) in the Office Unit. Tenant’s parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights provided herein separate or apart from this Lease.

25.RIGHT OF FIRST REFUSAL. During the Term, Tenant shall have rights of first refusal (the “ROFR Option”) to lease: (a) that certain eastern portion (i.e. S. Euclid Avenue Side) of the second (2nd) floor of the Office Unit, as depicted on Exhibit H-1 (the “2nd Floor ROFR Premises”), and (b) that certain space consisting of the entire fourth (4th) floor of the Office Unit, comprised of a total of approximately 38,258 rentable square feet, as depicted on Exhibit H-2 (the “4th Floor ROFR Premises”) (the 2nd Floor ROFR Premises and 4th Floor ROFR Premises collectively, “ROFR Premises”), upon the terms and conditions set forth in this Paragraph 25. The ROFR Option set forth herein shall be a one-time right for any portion of the ROFR Premises or, as applicable, the entire ROFR Premises, as identified in an Offer (as defined below). For the avoidance of doubt, to the extent the Offer does not include the entire ROFR Premises, Tenant’s ROFR Option shall continue for any other portions of the ROFR Premises not identified in the Offer. Exhibits H-1 and H-2 are incorporated herein by reference.

25.1Offer Notice. Upon Landlord's receipt of a bona fide offer to lease any portion of the ROFR Premises to an unrelated third-party which Landlord desires to accept (the “Offer”), Landlord shall notify Tenant in writing (“ROFR Notice”), which ROFR Notice shall contain the proposed terms of a supplemental lease between Landlord and Tenant with respect to such space, which shall include the material terms of the Offer, including: (i) the location and square footage of the premises, (ii) the commencement date (the “ROFR Premises Commencement Date”), (iii) the base rent (and increases in or adjustments of base rent), (iv) any provisions relating to additional rent, (v) construction allowances or other concessions, if any; and (vi) lease term.

25.22nd Floor ROFR Premises.

A.Exercise During Initial 36 Months. With respect to only the 2nd Floor ROFR Premises, in the event that Landlord receives and delivers an Offer to Tenant for any portion of the 2nd Floor ROFR Premises during the first thirty-six (36) months of the Term and Tenant timely elects to exercise its ROFR Option for such portion of the 2nd Floor ROFR Premises, the portion so taken shall be leased to Tenant on the same terms as set forth herein, including the Fixed Basic Rent per RSF and pro-rata increase in the number of parking stalls allocated for Tenant’s use, however, any rent concession, tenant improvements/allowance, or other concession provided herein shall be reduced on a prorated monthly basis based upon the entire length of the Term and the portion of the Term then remaining. The Termination Fee (as such term is defined in Section 29 hereof) shall be adjusted to include 50% of the Fixed Basic Rent payable for such expansion space for the ninth, tenth and eleventh years of the Term. If Tenant effectively exercises the ROFR Option during the initial 36-month period as provided herein, then Landlord and Tenant shall promptly thereafter enter into a lease amendment amending this Lease to confirm such exercise and reflect the terms and conditions set forth herein and in the ROFR Notice.

B.Exercise After Initial 36 Months. Upon the expiration of the thirty-sixth (36th) month of the Term, Tenant’s exercise of its ROFR Option for any portion of the 2nd Floor ROFR Premises shall be subject to the same terms and conditions as the third-party offer, including, but not limited to, the rental rate, term, and commencement date set forth in the Offer. If Tenant effectively exercises the ROFR Option as provided in this Section 25.2.B., then Landlord and Tenant shall promptly thereafter enter into a supplemental lease agreement confirming such exercise and reflecting the terms and conditions set forth herein and in the ROFR Notice.

25.34th Floor ROFR Premises. With respect to the 4th Floor ROFR Premises, in the event that Tenant elects to lease the 4th Floor ROFR Premises, or any portion thereof, Tenant shall lease the same subject to the same terms and conditions of the third-party Offer as identified in the ROFR Notice, including, but not limited to, the rental rate, term, and commencement date. If Tenant effectively exercises the ROFR Option as aforesaid, then Landlord and Tenant shall promptly thereafter enter into a supplemental lease agreement confirming such exercise and reflecting the terms and conditions set forth herein and in the ROFR Notice.

25.4ROFR Conditions. The ROFR Option must be exercised, if at all, on and subject to the following terms and conditions: (i) Tenant shall deliver written notice to Landlord not later than ten (10) days following the date of Tenant’s receipt of the ROFR Notice, time being of the essence; (ii) at the time of exercising the ROFR Option, this Lease shall be in full force and effect and there shall then exist no uncured Event of Default of Tenant; (iii) Tenant shall be in occupancy of the entire Premises, and (iv) Tenant must lease all square footage set forth in the Offer even if greater in size than the ROFR Premises.

25.5Termination of ROFR Option; Partial Termination. If Tenant fails to timely exercise its ROFR Option, Tenant will be conclusively deemed to have elected not to exercise its ROFR Option with respect to that portion of the ROFR Premises identified in the Offer; in which event, the ROFR Option shall no longer apply and is thereafter deemed null and void.

25.6Assignment of Lease. This entire Section 25 shall automatically terminate and become null and void upon the assignment by Tenant of this Lease, in whole or in part, or the sublease by Tenant of all or any part of the Premises (except for a Permitted assignment or Permitted Sublease pursuant to Paragraph 15 herein).

26.OUTDOOR TERRACE. During the Term, Tenant shall, at no additional cost, have access to and exclusive use of the second (2nd) floor exterior terrace (the “Terrace”), as depicted on Exhibit F, attached hereto and incorporated herein. Tenant shall not make any alterations to the Terrace or install any fixture or improvements, except as permitted in accordance with Section 10 herein. The use of the Terrace shall be limited at all times to the terms and conditions of the Declaration, applicable law, and pursuant to any reasonable rules and regulations that may be imposed on the exterior terraces, patios, and porches situated in the Office Unit.

27.SIGNAGE. Landlord shall install building standard suite signage relating to the Premises and install Tenant’s name on the Building directory. Tenant shall not install, paint, display, inscribe, place, or affix any sign, picture, advertisement, notice, lettering, or direction (herein collectively called “Signs”) on the exterior of the Office Unit, the common areas of the Office Unit, the interior surface of glass and any other location which could be visible from outside of the Premises without first securing written consent from Landlord therefor, such written consent in Landlord’s sole discretion. Any Sign permitted by Landlord in writing, shall at all times conform to all municipal ordinances or other laws, regulations, deed restrictions, and other covenants applicable thereto. Tenant shall remove all Signs at the expiration or other termination of this Lease, at Tenant’s sole risk and expense, and shall in a good and workmanlike manner properly repair any damage caused by the installation, existence, or removal of Tenant’s Signs. Notwithstanding the foregoing, subject to applicable laws and related approvals, Tenant shall have the right to install one exterior building sign on the Euclid Avenue Façade of the Building in the location shown on the attached Exhibit I, provided, (i) that the total face area of such sign does not exceed 80 square feet, (ii) that all costs and expenses associated with the signage, including permitting, shall be Tenant’s sole responsibility, and (iii) Tenant shall obtain all necessary permits and approvals under federal, state, or local laws and regulations and maintain all such approvals during the period in which the signage remains on the Office Unit.

28.MISCELLANEOUS.

28.1.Lease Binding. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

28.2.Payments Due. All amounts owed to Landlord hereunder, for which the date of payment is not expressly fixed herein, shall be paid within thirty (30) days from the date Landlord renders statements of account therefor.

28.3.Eminent Domain. In the event that all or a substantial portion of the Premises or the Property are taken by eminent domain so that the Premises cannot be reasonably used by Tenant for the purposes for which they are demised or, in the reasonable judgment of Landlord, so that the Office Unit cannot be operated as an integral unit (whether or not the Premises are affected), then either party may terminate this Lease by giving written notice of termination to the other party within thirty (30) days after such taking. In the event of any taking by eminent domain, the entire award shall be paid to and retained by Landlord excepting, however, that Tenant may receive therefrom any portion paid on account of Tenant's relocation expenses and construction of leasehold improvements within the Premises.

28.4.Entire Agreement. This Lease and the Exhibits attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

28.5.No Waiver. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Term. The failure or delay of either party to enforce or exercise at any time any of the provisions, rights, or remedies in this Lease shall in no way be construed to be a waiver thereof, nor shall same in any way affect the validity of this Lease or any part hereof, or the right of such party to hereafter enforce each and every such provision, right or remedy.

28.6.Broker. Tenant represents that, except for the brokers, if any, specified in Section 1.Y., Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease. Tenant hereby agrees to defend indemnify and hold harmless Landlord, its agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Unless otherwise agreed by the parties, Landlord shall be responsible for the payment of all commissions to the broker, if any, specified in Section 1.Y., based upon Landlord's separate agreement with such broker. Landlord represents that, except for the brokers, if any, specified in Section 1.Y., Landlord has not dealt with any other real estate broker, sales person, or finder in connection with this Lease. Landlord hereby agrees to defend indemnify and hold harmless Tenant, its agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

28.7.Force Majeure. Landlord and Tenant shall not be deemed in default with respect to any of the terms, covenants and conditions of this Lease to be performed, if it fails to timely perform same and such failure is due in whole or in part to any event of Force Majeure. “Force Majeure” shall mean strike; lockout; labor trouble (whether legal or illegal); civil disorder; inability to procure material, failure of power and inability or delays to obtain any permits or approvals from governmental authorities, provided that such party has made appropriate and timely orders or requests to suppliers and to governmental authorities; restrictive governmental laws and regulations enacted after the Effective Date; pandemic, epidemic, or quarantine as directed by any Federal, state, or local governmental authorities; riots, insurrection; war; fuel shortages; accidents; casualties; Acts of God; acts caused directly or indirectly by the other party or its agents, employees or invitees; or any other cause beyond the reasonable control of the party who fails to perform (. Notwithstanding anything set forth herein, all payment obligations under and pursuant to the terms and conditions of this Lease shall not be delayed, excused, or otherwise suspended. Such excuse from non-monetary performance shall be effective only to the extent and duration of the event(s) prohibiting performance and provided that the party has not caused such event(s) to occur and continues to use diligent, good faith efforts to avoid the effects of such event and to perform the obligation.

28.8.Headings and Captions. Paragraph and other captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Paragraphs or portions thereof.

28.9.Choice of Law. This Lease shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

28.10.Limitation of Liability. Notwithstanding anything contained in this Lease to the contrary, the liability of Landlord under this Lease shall be limited to its interest in the Office Unit or any portion thereof and Tenant agrees that no judgment against Landlord under this Lease may be satisfied against any property or assets of Landlord other than the interest of Landlord in the Office Unit as set forth herein. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings, or agreements by Landlord or its partners and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners or any of its or their officers, agents, employees, legal representatives, successors or assigns, if any, all such liability, if any, being expressly waived and released by Tenant.

28.11.Landlord May Perform Tenant's Obligations. If Tenant fails to timely perform any of its duties under this Lease, Landlord shall have the right (but not the obligation), after the expiration of any grace period elsewhere under this Lease expressly granted to Tenant for the performance of such duty, to perform such duty on behalf and at the expense of Tenant without further prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty, along with a three percent (3%) service charge, shall be deemed to be additional rent under this Lease and shall be due and payable within thirty (30) days of invoice by Landlord.

28.12.Claims. Tenant waives all claims it may have against Landlord and the Building Manager and their respective agents or employees, for injury or damage to person, property or business sustained by Tenant, its agents, employees or invitees resulting directly or indirectly from the Property, equipment therein, or any part of the Premises becoming out of repair or resulting from any accident within the Property unless due to the negligence or willful conduct of Landlord, Building Manager or their respective agents or employees. This provision shall apply without limitation to damage caused by water, snow, frost, steam, gas, sewer gas or odors, or by the bursting or leaking of pipes or plumbing works or the failure of any appurtenances or equipment. All Tenant’s equipment and other personal property belonging to Tenant or any occupant of the Premises that is in or on any part of the Premises or Property shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto.

28.13.Remaining Provisions. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

28.14.Waiver of Trial by Jury. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, including but not limited to the relationship of Landlord and Tenant, Tenant's occupancy of the Premises, and any emergency statutory or any other remedy.

28.15.Fees. In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the non-prevailing party agrees to pay all costs, charges and expenses, including reasonable fees of attorneys, agents and others retained or employed by the prevailing party in proceedings involving the obligations and undertakings of the parties hereunder, and all costs, charges and expenses incurred in any lawsuit, in which one party causes the other party to become involved or concerned, that are awarded by a court of law. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

28.16.Lease Recording; Confidentiality. Nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the interest or title of Landlord in and to the Office Unit or the Property upon which the Office Unit is situated. Landlord may not record this Lease or any memorandum of this Lease. Tenant may not record any instrument affecting the Office Unit or the Property upon which the Office Unit is situated in any public office without Landlord’s prior written consent. Landlord shall not disclose the terms of this Lease or make any public statements regarding this Lease or Tenant.

28.17Counterparts; Electronic Execution and Delivery. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement. The parties may execute this Lease electronically. Further, electronic copies of the executed copies of this Lease may be delivered to the parties by facsimile transmission or email (including as an attachment in .PDF format) and, upon receipt, shall be deemed originals and binding upon the parties hereto.

28.18Time of the Essence. Time is of the essence of each provision of this Lease.

29.EARLY TERMINATION OPTION.

29.1So long as no Default of Tenant has occurred and is continuing at the time Tenant gives Landlord notice exercising the Early Termination Option herein granted or thereafter until the Early Termination Date (unless Landlord in its sole discretion at any time shall elect to waive such condition), Tenant shall have a one-time option (the “Early Termination Option”) to terminate this Lease with respect to the entire Premises with such termination to be effective as April 30, 2030 (as applicable, the “Early Termination Date”) by giving Landlord written notice of Tenant's election to exercise the Early Termination Option (the “Early Termination Notice”) not later than April 30, 2029, time being of the essence with respect to the giving of such notice. If Tenant does not timely deliver the Early Termination Notice prior to April 30, 2029, the Early Termination Option shall expire, and Tenant shall have no further right to terminate the Lease.

29.2Tenant shall pay to Landlord concurrent with the delivery of the Early Termination Notice, a Termination Fee equal to $2,891,612.67, which amount may be increased in accordance with the terms and conditions herein (the “Termination Fee”).

29.3Time shall be of the essence with regard to Tenant’s responsibilities under this Early Termination Option, and in the event that Tenant fails to timely deliver the Early Termination Notice or to timely pay the Termination Fee, such failure shall be deemed a waiver by Tenant of its right to terminate the Lease.

29.4If Tenant timely and properly exercises the Early Termination Option, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of the Lease on or before the Early Termination Date and neither Landlord nor Tenant shall have further obligations under the Lease with respect to the Premises except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

To the extent that Tenant does not timely vacate the Premises, the Tenant will be deemed to be a holdover Tenant and subject to Paragraph 14 of the Lease. Any purported attempt to terminate the Lease with respect to the Premises, or any portion thereof, that is not in conformity with the terms and conditions as set forth in this Paragraph 29 shall be deemed to be null, void and of no effect.

30.OPTIONS TO EXTEND

30.1Subject to the terms of this Section 30, Tenant shall have two (2) option(s) to extend the term of this Lease for an additional period of five (5) years (each an “Option Period” and collectively, the “Option Periods”), with each such Option Period to begin upon the expiration of the Term (as the same may have been extended) on the same terms and conditions set forth herein, except that (i) no concessions, abatements or allowances granted with respect to the Term hereof shall be applicable to the Option Period,
(ii) Fixed Basic Rent shall be adjusted as set forth in this Section 30 and (iii) Option Period, once exercised, cannot be exercised again.

30.2Tenant shall provide Landlord with written notice of its desire to extend the Term for an Option Period (the “Extension Notice”) not less than 12 months prior to the scheduled expiration of the Term (as the same may have been previously extended by an Option Period) (the “Renewal Deadline”). Failure by Tenant to deliver to Landlord the Extension Notice on or before the Renewal Deadline shall be deemed a conclusive waiver of such option to extend the Term of this Lease. If Tenant shall extend the Term hereof pursuant to the provisions of this Paragraph 30, such notice shall be irrevocable and the extension shall (subject to satisfaction of the Renewal Conditions, as defined in Paragraph 30.6 below, unless waived by Landlord) be automatically effected without the execution of any additional documents, but the parties shall, at either of Landlord’s or Tenant’s request, execute an agreement confirming the total Fixed Basic Rent for the Renewal Term. Notwithstanding anything to the contrary contained in this Paragraph 30, the failure of the parties to execute any amendment with respect to Tenant’s exercise of the Renewal Option shall not be deemed to rescind Tenant’s notice of its exercise of the Renewal Option and Tenant shall remain bound by its election under this Paragraph 30.

30.3If Tenant timely delivers an Extension Notice, Landlord shall deliver to Tenant, within 30 days after receipt of the Extension Notice, notice (the “Rent Notice”) of Landlord’s determination of the Fixed Basic Rent for the first year of the applicable Option Period (the “Option Period Fixed Basic Rent”), which shall be the then prevailing Fair Market Fixed Basic Rent (defined below) for the Premises. If Tenant does not agree with Landlord’s determination, then Landlord and Tenant shall commence negotiations to attempt to agree on each party’s determination of the Option Period Fixed Basic Rent within 30 days after Landlord’s delivery of its Rent Notice to Tenant. If the parties cannot agree upon the Option Period Fixed Basic Rent by the date that is thirty (30) days following delivery of the Rent Notice, then either party, prior to the date which is sixty (60) days before the commencement of the Option Period, may deliver written notice to the other to request that the Option Period Fixed Basic Rent be determined by appraisal. If neither party timely delivers such request, the Fixed Basic Rent as set forth in the Landlord Rent Notice shall be the applicable rental rate for the Option Period and not subject to further adjustment.

If so elected by either party, the determination of the Option Period Fixed Basic Rent shall be submitted to appraisal as follows: Within fifteen (15) days after one party delivers written notice to the other electing for the Option Period Fixed Basic Rent to be determined by appraisal, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Option Period Fixed Basic Rent in accordance with the following provisions of this Section 30 they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the then President of the Real Estate Board (or any similar or successor organization) for the greater Pittsburgh area in accordance with its then prevailing rules. If said President shall fail to appoint said third appraiser within ten (10) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Option Period Fixed Basic Rent within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Option Period Fixed Basic Rent to the other two appraisers in writing; and Option Period Fixed Basic Rent shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined. Both appraisers or a majority of them (or the sole appraiser, if applicable) shall determine the Option Period Fixed Basic Rent of the Premises for the Option Period and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be.

30.4If the dispute between the parties as to the Option Period Fixed Basic Rent has not been resolved before the commencement of Option Period based upon determination of such Option Period Fixed Basic Rent, then Tenant shall pay the total Fixed Basic Rent under the Lease based upon the Fixed Basic Rent payable as of the expiration of the Term as escalated by 2% per annum until either the agreement of the parties as to the Option Period Fixed Basic Rent, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Fixed Basic Rent to Landlord, or Landlord shall refund any overpayment of the Fixed Basic Rent to Tenant.

30.5On the anniversary of the first day of the applicable Option Period, Fixed Basic Rent shall be increased to an amount equal to the product of (a) the Fixed Basic Rent amount in effect immediately prior to that increase, multiplied by (b) 1.02.

30.5“Fair Market Fixed Basic Rent” shall mean the base rent (exclusive of Additional Rent which shall be paid as provided elsewhere in this Lease) at which a willing landlord would lease comparable premises as the Premises in a comparable building as the Building (“comparable” being determined on the basis of age, square footage, size and existing tenant improvements, furniture, fixtures and equipment, all taken “as is where is” without imposing any artificial schedule of depreciation or artificial schedule of amortization of useful life) to a willing tenant of comparable creditworthiness as the creditworthiness of Tenant as determined on the last day of the Term immediately prior to the commencement of the applicable Option Period and for a lease term commensurate with the Option Period (with effect given to any additional renewal periods set forth in the Lease) commencing on the last day of the then-current Term and that is similar in all material economic and non-economic respects to this Lease. Fair Market Fixed Basic Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for the Premises (including brokerage commissions, costs of improvements necessary to prepare the space for such tenant’s occupancy, rent concession, or lost rental income during any vacancy period) nor shall it be increased by Tenant’s cost of moving or the amount of the unamortized portion of Tenant’s alterations. Notwithstanding anything to the contrary herein, the Fair Market Fixed Basic Rent shall not be less than the Fixed Basic Rent for the last month of the Term prior to the commencement of the Option Period as escalated by 2%.

30.6Renewal Conditions. The “Renewal Conditions” include that, as of the date of the Extension Notice, (i) there shall not exist any Default of Tenant under the Lease which remains uncured beyond any applicable cure period, (ii) the named Tenant, as then set forth in the Lease (including, without limitation, all permitted assigns), shall actually occupy the entire Premises, and (iii) there shall be no allowance or inducements payable by Landlord during the Renewal Term. Landlord, at its sole option, may waive any Renewal Conditions.

31.GENERATOR

31.1 During the Term Tenant shall have the right, at Tenant’s sole option, cost, and expense, to install one (1) emergency backup generator that is owned by Tenant in a location mutually agreed to by Landlord and Tenant on the Property, subject to Landlord’s approval of Tenant’s plans and specifications for such installation, including, size, applicable required landscaping, and sound mitigation requirements and subject to the terms and conditions set forth in Exhibit J. Landlord shall not unreasonably withhold Landlord's consent subject to Tenant (a) obtaining Landlord's prior approval of final plans and specifications; (b) obtaining Landlord's prior approval of all contractors and subcontractors and their respective contracts; (c) obtaining all permits, approvals, and certificates required by any governmental or quasi-governmental bodies and, upon completion, certificates of final approval and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord; and (d) prior to occupancy by Tenant and/or commencement of any alterations or improvements by contractors or subcontractors, providing proof of coverage by any contractor by a certificate and/or copy of the policy complying with all insurance requirements set forth herein, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term. Landlord shall either approve or make reasonable detailed comments on any plans and specifications within five (5) business days after delivery of such plans and specifications to Landlord.

32.EXPANSION. During the initial thirty-six (36) months of the Term, Tenant shall have the right to request additional space on the second and fourth floor within the Office Unit from Landlord to the extent space is available. Tenant shall be deemed to agree to lease any such expansion space on the same terms and conditions as this Lease, except that (i) the definition of Premises shall be amended to include the expansion space, (iii) the Fixed Basic Rent payable for the expansion space shall be equal to the per square foot amount of Fixed Basic Rent then payable for the Premises, which shall be subject to adjustment pursuant to Section 1.N, (iv) Tenant’s Proportionate Share of Operating Expenses and Increases in Real Estate Taxes shall be proportionately increased based upon the addition of the expansion space to the Premises, (v) Tenant shall accept the expansion space in its “as is” condition, (vi) Landlord shall provide the same per square foot Tl Allowance as was provided for the Premises as a tenant improvement allowance for the expansion space but ratably reduced based on the length of the remaining term after the expansion space is delivered to Tenant for the construction of tenant improvements within the expansion space as approved by Landlord, (vii) Landlord shall provide the same number of parking spaces per square foot of the expansions space that was provided for the Premises, (viii) the term of the Lease shall commence with respect to the expansion space and Tenant shall commence paying Fixed Basic Rent and Additional Rent on the date that is not greater than six (6) months after the delivery of Tenant’s request to expand, and (ix) the Termination Fee (as defined in Section 29) shall be increased by an amount equal to 50% of the Fixed Basic Rent payable for such expansion space for the ninth, tenth and eleventh years of the Term.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK] [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease on the day and year set forth above.

LANDLORD:    WITNESS:
5704 PENN OFFICE, LLC

EXHIBIT A PREMISES

Initial Premise
Outdoor Terrace
ROFR Area
STAIR 2
ELEC 2
MECH 3
STAIR 4
MECH 2
INITIAL PREMISE
MECH 1
SHAFT
TOILET
ELEC 1 + JANITOR
T/D
ELEV 4,5,8 & STAIR 8
OFFICE LOBBY
ELEV 6-7

OFFICE L3

NOT TO SCALE

mv+a | LG LG REALTY ADVISORS | duolingo | LIBERTY east

141 S. ST. CLAIR ST., PITTSBURGH PA

*Area are approximate and subject to change.

DATE 10/08/2021

L.03

EXHIBIT B

TAX AND OPERATING EXPENSES RIDER

(1)Operating Expenses Escalation. “Operating Expenses” means all costs, expenses, and disbursements of every kind, nature or description (including, but not limited to, a fee for management of the Property) and shall include all costs, expenses and fees incurred by Landlord in connection with or attributable to the operation and management of the Property, including, but not limited to the following items:

(i)all costs, expenses and fees associated with or attributable to the management, operation, repair, maintenance, improvement, alteration and replacement of the Property, or any part thereof;

(ii)the cost of repairs and general maintenance of the Property, including, but not limited to, trash disposal, janitorial services, pest control, landscaping maintenance, lawn mowing, gardening, irrigation of landscaped areas, line painting, uniforms, pavement maintenance, sweeping, and sanitary control, and the costs of exterior painting of the Property and interior painting of the Common Areas, including the agreements relating thereto;

(iii)the cost to maintain, repair, replace, and operate the fire protection systems, fire extinguishers, fire hoses, security systems, remote guarding systems, and protective services for the Office Unit;

(iv)the costs for the installation and maintenance of Common Areas and exterior lighting in the Property;

(v)the cost of all insurance purchased by Landlord, which Landlord reasonably deems appropriate, including any rent loss or liability insurance, and the cost of deductibles paid on claims made by Landlord for the Property;

(vi)the cost of water, sewer, gas, electricity, air conditioning, and all other utilities paid by Landlord and not billed to any tenant(s), and the cost of maintaining the systems supplying the same;

(vii)the cost of labor, salaries and applicable fringe benefits for property manager and personnel supporting such property manager incurred by Landlord in the operation, maintenance, security, and/or access control of the Property (to the extent that persons are engaged with respect to more than one building, wages and salaries relating to such persons shall be equitably apportioned between all such buildings based upon Landlord’s reasonable estimate of time spent by each such person on each building relative to their total time on all buildings);

(viii)the cost of materials, supplies and tools used in managing, maintaining and/or cleaning the Property;

(ix)the cost of accounting fees, management fees, legal fees and consulting fees attributable to the operation, management, maintenance and repair of the Property plus the cost of any space occupied by the property manager and/or leasing agent;

(x)the cost of operating, replacing, modifying and/or adding improvements or equipment to the Property mandated by any law, statute, regulation or directive of any governmental agency and any repairs or removals necessitated thereby;

(xi)payments made by Landlord under any easement, license, operating agreement, declaration, condominium declaration, restrictive agreements, restrictive covenant, reciprocal agreements, or instrument pertaining to the payment or sharing of maintenance and repair costs among property owners;

(xii)any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Property (to the extent that such fixtures, machinery, equipment, furniture or personal property is engaged with respect to more than one building, such taxes relating to such items shall be equitably apportioned between all such buildings relative to their total use on all buildings);

(xiii)the cost of all business licenses, including Business Professional and Occupational License Taxes and Business Improvements Districts Taxes, any gross receipt taxes based on rental income received by Landlord, business privilege taxes, commercial rental taxes or any similar taxes or fees; and

(xiv)the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an “Operating Expense”.

Notwithstanding anything to the contrary, any expenses or costs for capital improvements or expenditures shall be amortized over their useful life per GAAP principles. Tenant shall pay its pro rata share of the annualized amortized amount beginning in the year such improvements were incurred/placed into service.

“Operating Expenses” shall not include the following:

(a)costs incurred to procure or negotiate leases with any existing or prospective tenants, including, without limitation, the costs of tenant improvement renovations pursuant to any “Work Letter”;

(b)leasing commissions and fees;

(c)expenses for which Landlord actually receives reimbursed from any tenant, or under the terms of any insurance policy, warranty, or condemnation award;

(d)depreciation, interest and principal payments on mortgages and other indebtedness related to the Office Unit and on any personal property used in connection therewith;

(e)legal fees, judgments, settlements, costs and expenses to compel full performance or disputes with any lender or under leases with all prior, existing and prospective tenants, in connection with the sale of any portion or developmental rights of the Office Unit/Property or Landlord, or bankruptcy of Landlord;

(f)the cost of any repair to remedy damage caused by or resulting from the negligence of any other tenants, including their agents, servants, employees or invitees, together with the costs and expenses incurred by Landlord in attempting to recover such costs and where reimbursement is actually received;

(g)advertising and promotional expenditures;

(h)any compensation paid to employees, attendants, or other persons in commercial concessions operated by Landlord;

(i)electric power and other utility costs for which any tenant (including Tenant) directly contracts with a public service company;

(j)costs of capital improvements to the Office Unit, except that Operating Expenses shall include (i) the cost of any capital improvement, amortized with interest over the useful life of such capital improvement, which reduces any component cost included within Operating Expenses, (ii) if Landlord shall lease any capital improvement described in clause (i), above, all rental and other payments made under such lease, and (iii) the cost of any capital improvements, amortized with interest over the useful life of such capital improvement, made to keep the Office Unit in compliance with applicable governmental laws, ordinances, rules and regulations (including, but not limited to The Americans with Disabilities Act) that are effective after the Commencement Date;

(k)costs of constructing and installing or reconstructing the Common Areas or the Office Unit;

(l)interest and penalties on any Operating Expenses, except to the extent incurred as a result of a default by tenant in its obligation to make timely payments Additional Rent; and

(m)the cost of Real Estate Taxes, as defined in Section 3 of Exhibit B herein, assessments, and governmental or other charges, general or special, foreseen or unforeseen, which are levied, assessed, or otherwise imposed against the Property.

Nothing contained in this Section shall imply any duty on the part of Landlord to pay any expense or provide any service not otherwise imposed by the express terms of this Lease.

(2)Expenses Adjustment. Tenant shall pay as Additional Rent for each Lease Year an amount (the “Expense Adjustment Amount”) equal to Tenant’s Proportionate Share of the increase in Operating Expenses for such Lease Year over the Base Year for Operating Expenses, and if the Term shall terminate on a date other than December 31, the Expense Adjustment Amount for the last Lease Year of the Term shall be an amount equal to Tenant’s Proportionate Share of the increase in Operating Expenses for the full calendar year in which the Term ends multiplied by a fraction, the numerator of which shall be the number of months and partial months during such calendar year which coincide with the Term, and the denominator of which shall be twelve.

(3)Tax Escalation. If the Real Estate Taxes for any Lease Year or Partial Lease Year during the Term will be greater than the Real Estate Taxes Base Year (adjusted proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord as Additional Rent, Tenant's Proportionate Share of the Increases in Real Estate Taxes.

As used herein, the term “Real Estate Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, improvement bond or bonds imposed on the Property or any portion thereof, foreseen or unforeseen, by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Property. If due to a future change in the method of taxation, any franchise, income or profit tax will be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute Real Estate Taxes, such franchise, income or profit tax will be deemed to be Real Estate Taxes for purposes of this Lease (to the extent that such taxes would be payable if the Property was the only property of Landlord subject to such tax). Real Estate Taxes and Operating Expenses shall not include any income tax (or tax that is a successor thereto) or any excess profit, franchise, capital stock, estate or inheritance tax or gift tax, except as specifically provided in the preceding sentence. Any special assessments/tax and extraordinary charges shall be allocated over the maximum term allowed by law and shall include the interest charge for such allocation, and Tenant shall only be responsible to pay Tenant’s Proportionate Share of the amortized portion as it is amortized during the term of the Lease in the year such assessment is actually paid after deducting abatements, rebates or refunds, if any.

From time to time Landlord may challenge the assessed value of the Property as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Estate Taxes to be reduced. If Landlord, in Landlord’s commercially reasonable discretion, seeks to cause the Real Estate Taxes to be reduced, defends against any taxing agencies appeal seeking to increase the Real Estate Taxes, or in obtaining a refund, rebate, credit or similar benefit, all costs incurred by Landlord shall be considered an Operating Expense.

(4)Electrical Charge. From and after the Commencement Date, Tenant shall pay to Landlord the cost for the actual electricity charges incurred in the operation of the Premises based on the submeter for the Premises or other building management system’s calculation of electrical consumption within the Premises. Tenant shall pay for the first month of the Term, an estimated amount equal to $1.50 per rentable square foot, per annum, and for each month thereafter during the Term, Tenant shall pay the actual charges associated with Tenant’s use of electricity within the Premises upon receipt of an invoice from Landlord. As soon as practicable after each Lease Year or Partial Lease Year, Landlord will give Tenant a statement (the “Electric Statement”) showing the actual amounts payable by Tenant under this Rider during such Lease Year. If the Electric Statement shows that the actual amount Tenant owes for such Lease Year or Partial Lease Year is less than the estimated amount paid by Tenant during such Lease Year or Partial Lease Year, Landlord, at its option, will either return the difference or credit the difference against the next succeeding payment(s) of the monthly electric charge, provided a sufficient number of months remain in the term to exhaust the amount owed. If the Electric Statement shows that the actual amount Tenant owes is more than the estimated electrical charge paid by Tenant during such Lease Year or Partial Lease Year, Tenant will pay the difference after the following month from when the Electric Statement is delivered to Tenant. Upon request, the Landlord will provide the Tenant copies of its electrical bills.

(5)Lease Year. As used in this Lease, the defined term “Lease Year” will mean a calendar year. Any portion of the Term which is less than a Lease Year, that is, from the Commencement Date through the following December 31, and from the last January 1 falling within the Term to the end of the Term, will be deemed a “Partial Lease Year”. Any reference in this Lease to a Lease Year will, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

(6)Payment of Operating Expenses. For purposes of estimating an increase in Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes during each subsequent calendar year, Landlord shall estimate the increase in Tenant’s Proportionate Share for the ensuing calendar year, or, if applicable, the remaining portion thereof and notify Tenant in writing of such estimate. Such estimate shall be made by Landlord in the exercise of its sole reasonable discretion and not subject to arbitration. Landlord’s estimate shall be paid by Tenant each month during the Term of the Lease, on the same day as the Fixed Basic Rent is due hereunder. As soon as practicable after each Lease Year or Partial Lease Year, Landlord will give

Tenant a statement (the “Statement”) showing the actual amounts payable by Tenant under this Rider for such Lease Year. If the Statement shows that the actual amount Tenant owes for such Lease Year or Partial Lease Year is less than the estimated amount paid by Tenant during such Lease Year or Partial Lease Year, Landlord, at its option, will either return the difference or credit the difference against the next succeeding payment(s) of Rent, provided a sufficient number of months remain in the term to exhaust the amount owed. Notwithstanding the foregoing, in no event shall Tenant receive any reimbursement for a reduction in Operating Expenses below the Base Year for Operating Expenses. If the Statement shows that the actual amount Tenant owes is more than the estimated Additional Rent paid by Tenant during such Lease Year or Partial Lease Year, Tenant will pay the difference after the following month from when the Statement is delivered to Tenant as Additional Rent.

(7)Audit. During the Lease Term, but not more than one (1) time per year, Tenant, at its sole cost and expense (except as provided below) shall have the right to cause Landlord’s books and records with respect to Operating Expenses and Real Estate Taxes to be audited by an independent certified public accountant of Tenant's choosing. Tenant shall deliver notice of the request to audit Landlord within one hundred twenty
(120) days after delivery of the Landlord Statement. Landlord shall cause such books and records to be made available for such inspection during such normal business hours as are prescribed by Landlord and at such location where Landlord regularly keeps its books and records (or by using computer technology available to Landlord at no additional cost), upon ten (10) business days' prior notification to Tenant. If, at the conclusion of Tenant's audit, such expenses for the preceding year indicates that Tenant made an overpayment to Landlord for such preceding year, Landlord shall (a) credit such amount to Tenant's subsequent payments of Rent, or if the Lease has expired, and no default exists under the Lease, remit the amount of such overpayment to Tenant within thirty (30) days after receipt of notice from Tenant of the amount of such overpayment and (b) if the actual Operating Expenses allocable to the Premises are overstated by more than 5%, Landlord shall reimburse Tenant for the actual, reasonable out-of-pocket costs of such audit not to exceed a maximum amount of $4,500.00. If, at the conclusion of the audit, such audit reveals an underpayment by Tenant, Tenant will remit the amount of such underpayment within thirty (30) days of Tenant becoming aware of such underpayment. Should Landlord disagree with the results of Tenant's audit, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy. Landlord's books and records and the results of any such audit are to be kept strictly confidential and are not to be made available or published to any third party, unless required by any applicable legal requirement or governmental authority. The auditor employed by the Tenant shall not provide for any compensation based or measured in any way upon any savings in additional rent or reduction in Operating Expenses allocable to the Premises achieved through the inspection process described in this Paragraph and shall be paid on an hourly-basis, or similar form of compensation.

(8)Occupancy Adjustment. If the Office Unit is less than ninety-five percent (95%) occupied during the Base Year for Operating Expenses or during any Lease Year or Partial Lease Year subsequent to the Calendar Year, then the Operating Expenses will be adjusted during any such Lease Year or Partial Lease Year so as to reflect ninety-five percent (95%) occupancy. The aforesaid adjustment will only be made with respect to those items that are in fact affected by variations in occupancy levels.

EXHIBIT C

RULES AND REGULATIONS

General Rules

1.Compliance with Laws. Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner, or suffer or permit anything to be done therein, or suffer or permit anything to be brought into or kept therein, which may in any way (i) violate any of the provisions of any Lease or Mortgage (as those terms are defined in the Lease) of which Tenant has actual knowledge or the rules, statutes, ordinances or requirements of any governmental or quasi-governmental authority having or claiming jurisdiction, (ii) invalidate or increase the amount of premiums for any policy of insurance affecting the Office Unit, (iii) be dangerous to persons or property, (iv) constitute a public or private nuisance, (v) impair, in the sole reasonable opinion of Landlord, the appearance, character or reputation of the Office Unit, (vi) discharge objectionable fumes, vapors or odors into the Office Unit or the Office Unit air conditioning system or into the Office Unit flues or vents not designed to receive them or otherwise in such manner as may offend the occupants of the Office Unit, (vii) impair or interfere with any of the Office Unit services or the proper and economic heating, cleaning, air conditioning or other servicing of the Property, Office Unit or the Premises or impair or interfere with or tend to impair or interfere with the use of any of the other areas of the Property or Office Unit by, or occasion discomfort, annoyance or inconvenience to, Landlord or any of the other tenants or occupants of the Office Unit, any such impairment or interference to be in the sole judgment of Landlord, or (viii) increase the pedestrian traffic in and out of the Premises or the Office Unit above ordinary reasonable level.

2.Signage. The listing of any name other than that of Tenant or its subtenants, whether on the doors of the Premises, on the Office Unit directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord and is revocable at will by written notice to Tenant.

3.View from outside Premises. No objects shall be placed against glass partitions, doors or windows which would be unsightly from the Office Unit's corridors or from the exterior of the Office Unit.

4.Animal, Pets, and Bicycle Parking. Except as otherwise provided in the Lease, no animals, pets, or modes of transportation shall be brought or permitted to be in Office Unit or the Premises. Notwithstanding the foregoing, bicycles may be stored in areas designated by Landlord within the Office Unit from time to time for bicycle parking.

5.Solicitation. Room to room canvasses to solicit business from other tenants of the Office Unit are not permitted.

6.Waste. Tenant shall not waste electricity, water or air conditioning services. All controls shall be adjusted only by authorized building personnel. Tenant shall not utilize the Premises in any manner that would overload the standard heating, ventilating, or air conditioning systems of the Office Unit. Tenant shall not open or permit to be opened any windows in the Premises. Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises. Tenant shall not utilize any electronic, radio wave, microwave or other transmitting, receiving, amplification or magnetic device that would disturb or interfere with any other tenant of the Office Unit or the operation of the Office Unit generally. Tenant shall keep all electrical and mechanical apparatus free of vibration, noise, magnetic fields, and air waves which may be transmitted beyond the Premises, it being understood and permitted that Tenant has a wireless network.

7.Corridor Access. All corridor doors shall remain closed at all times.

8.Additional Locks. No additional locks or similar devices shall be attached to any door or window without Landlord's prior written consent. No keys for any door other than those provided by the Landlord shall be made. If more than two (2) keys for one (1) lock are desired, Landlord will provide the same upon payment by Tenant of the reasonable cost therefor. All keys must be returned to Landlord at the expiration or termination of this Lease. It is understood and permitted that Tenant install and maintain a keycard access control system with associated locking mechanisms. Tenant shall provide Landlord with a keycard to access any locked or area with restricted access to be utilized in the event of an ongoing emergency for the safety of Tenant and the Office Unit.

9.Tenant Responsibilities. Tenant assumes full responsibility of protecting the Premises from theft, robbery and pilferage. Except during Tenant's normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured.

10.Tenant Equipment. Only equipment or mechanical devices of a nature directly related to Tenant's ordinary use of the Premises shall be installed, placed, or used in the Premises and the installation and use of all such equipment and mechanical devices is subject to the other rules contained herein and the other portions of this Lease. Unless Landlord gives advance written consent, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device or air conditioning apparatus in or about the Premises, or carry on any mechanical business therein. Tenant shall not install any supplemental air conditioning unit(s) within the Premises, including, but not limited to, Tenant’s IT / telecom room, without Landlord’s prior written consent.

11.Cleaning and Repairs. All cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be done only by authorized Office Unit personnel.

12.Floor Loading. Tenant shall not overload any floor or exceed the floor load capacity for which any such floor was designed or allowed by law to carry. Safes, furniture, equipment, machines and other large or bulky articles shall be brought to the Office Unit and into and out of the Premises at such times and in such manner as Landlord shall direct (including the designation of elevator) and at Tenant's sole risk and cost. Prior to Tenant's removal of such articles from the Office Unit, Tenant shall obtain written authorization from Landlord's agent and shall present such authorization to the designated employee of Landlord.

13.Tenant Damage. Tenant shall not in any manner deface or damage the Office Unit or Property.

14.No Residential / Overnight Use. Tenant shall not use the Premises for housing accommodations or lodging or sleeping purposes or do any cooking therein (except for the use of a microwave or barista preparation of coffee products), or use any illumination other than electric light, or use or permit to be brought into the Office Unit any inflammable fluids such as gasoline, kerosene, naphtha, and benzene, or any explosives, radioactive materials, carcinogens or other articles deemed extra hazardous to life, limb or property.

15.Labor Conflicts. Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Office Unit employees or employees of contractors doing work or performing services by or on behalf of Landlord. Tenant shall take no action which would violate any of Landlord's contracts affecting the Office Unit, or which would create or contribute to any work stoppage, strike, picketing, labor disruption or dispute, or which would interfere, in any way, with the business of Landlord or any other tenants of the Office Unit or with the rights and privileges of any invitees, licensees, employees or any other persons lawfully in and upon the Office Unit, or which would cause any impairment or reduction of the good will and reputation of the Office Unit.

16.Roof and Basement Access Restrictions. Neither Tenant nor any of its agents, employees, contractors, workmen, visitors or guests shall enter into or go upon roof or basement or other restricted areas of the Office Unit, including all storage, heating, ventilation, air conditioning, mechanical or elevator machinery housing areas, unless Tenant receives written approval from Landlord to access the same, which shall be in the Landlord’s sole reasonable discretion, and subject to being accompanied by Landlord and/or Landlord’s roofing contractor. Any such access may be denied if the requested access has the potential to void or otherwise impact any existing warranties held by Landlord.

17.No Solicitation. Tenant shall not distribute literature, flyers, handouts or pamphlets of any type in any of the common areas of the Office Unit, without the prior written consent of Landlord.

18.No Food Preparation. Tenant shall not cook, otherwise prepare, except for the use of a microwave, or sell any food or beverages in or from the Premises.

19.Odors. Tenant shall not permit objectionable odors or vapors to emanate from the Premises.

20.Hall Access. The halls, passages, exits, entrances, elevators, and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from its Premises. The halls, passages, exists, entrances, elevators, stairways and roof are not for the use of' the general public and the Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Office Unit and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant's business unless such persons are engaged in illegal activities.

21.Loading. All loading/unloading shall occur within area(s) identified by Landlord for the use by the tenants of the Office Unit and subject to all supplemental rules and regulations adopted by Landlord from time to time. Tenant shall coordinate with Landlord or the Office Unit’s property manager to schedule loading or unloading and use of the freight elevator or other elevators that may designated for such use.

22.Refuse. Tenant shall, at Tenant’s cost, provide trash bins or other adequate garbage disposal containers within the Premises for the interim disposal of all of its trash, garbage, and waste. All such trash, garbage, and waste temporarily stored in the Premises shall be stored in such a manner so that it is not visible from outside of the Premises and otherwise in a manner consistent with Class A buildings. Tenant shall keep the Premises in a clean, safe, and neat condition free and clear of all of Tenant's trash, garbage, and/or waste at all times. In no event shall Tenant dispose of any trash, garbage, or waste in any Common Area or other location within the Property, except as may be directed by Landlord from time to time.

EXHIBIT C-1

Dog Policy Rules and Regulations

Notwithstanding anything to the contrary in the Office Unit Rules and Regulations, Tenant shall be permitted to allow dogs within the Demised Premises, subject to the rules and regulations set forth herein, as may be modified by Landlord from time to time upon notice to Tenant, and in accordance with all applicable Federal, State, and local laws, regulations, ordinances, and statutes.

Tenant is responsible for assuring the health and safety of all employees. In keeping with this objective, Tenant has formulated a policy, provided below, balancing these concerns with the desire to promote a positive employment experience by allowing appropriate dogs in the office. A dog may be allowed in the office if its health and behavior are acceptable within an office setting, and if it does not adversely affect office operations within the Demised Premises or Office Unit.

Tenant shall be solely responsible for and shall reimburse Landlord for any and all increased costs associated with access to the Office Unit and use of the Demised Premises by any dog. Any damage to the Office Unit and / or Demised Premises resulting from a dog shall be repaired promptly by Tenant. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from and against any and all claims, liabilities, causes of action, or demands in connection with any accident, injury (including biting), or damage whatsoever caused to any person or property resulting from any dog brought to the Office Unit by a Tenant employee, invitee, guest, contractor, or other related party, including, but not limited to, all cost, expenses and liability, including reasonable attorneys' fees, incurred in connection with any such claim or proceeding brought thereon.
Tenant shall ensure that in the event of the release of any waste or excrement by a dog within the Office Unit the same shall be immediately cleaned by Tenant. All dogs shall be leashed except when the dog is inside the Demised Premises. Upon request by Landlord, Tenant shall provide to Landlord with evidence of the current vaccinations of any dogs that will be accessing the Demised Premises.

Tenant shall require that each employee, prior to bringing their dog on the Office Unit, shall execute Landlord’s standard waiver and acknowledgement form. Tenant shall provide a copy of the executed waiver to Landlord upon execution (which may be delivered electronically).

Tenant Dog Policy Regulations. Tenant has enacted the following policies for dog-friendly workspaces, which policy, as may be amended from time to time by Tenant, shall, in addition to rules and regulations of Landlord, be followed by Tenant during the Term.

•Before bringing your dog to Duolingo, ensure that the office is a safe environment for them and other Duo-dogs
•Do they have all relevant vaccinations? Are they healthy?
•Sick Duos should stay home, and so should sick Duo-dogs!
•Duo-dogs should be up to date on vaccinations.
•Are they comfortable being in an office environment around other dogs and lots of people?
•Unsure if your dog will be comfortable at Duolingo? Try bringing them to the office during evenings/weekends first!
•In Pittsburgh, coordinate with other dog-owners when you bring your dog to the office using #office-dogs-pgh. We’d like to keep it to a max of 10 dogs per day.
•Be considerate to those sitting near your Duo-dog

•Ask those sitting near you if they have dog allergies! If someone who sits near you has dog allergies, please consider bringing your dog in on a day when that person is working from home and/or sit somewhere else for the day.
•Be sensitive that some Duos are afraid of dogs (even little pups).
•Give those around you a heads up beforehand so everyone can plan accordingly.
•All dogs must be leashed and supervised at all times in the common areas. Do not let your dog wander unattended.
•You are encouraged to sit in a breakout space with your dog to diminish distraction if necessary.
•Is it appropriate to bring your dog to the office daily?
•Ensure that you’re coordinating with other dog owners on a daily basis in the #office-dogs-pgh Slack channel
•Ensure that you have confirmed with those who sit around you that your dog is not a distraction and/or disruptive in any other way.
•Non-Duolingo employees should not bring their dogs to the office
•We want to guarantee the health & safety of our Duos & Duo-dogs, so non-Duo- dogs should stay out of the office.
•Duo-dogs should be housebroken
•Everyone has accidents, but if it's a recurring problem, or you are still house training your dog, please consider keeping them at home.
•If your dog has an accident, you are responsible for cleaning it up.
•Duo-dogs must stay out of sensitive areas of the office
•Specifically, the commercial kitchen and construction space. This is for the safety of our Duo-dogs and the kitchen staff!
•In Pittsburgh, do not bring dogs to the roof.
•Keep dogs off of the furniture.

Landlord reserves the right to terminate the rights granted in this Exhibit C-1 if Tenant repeatedly fails to enforce the provisions set forth in the Lease and Exhibit C-1, made in Landlord’s good faith determination, after written notice and opportunity to cure,.

EXHIBIT C-2

Food Preparation Rules and Regulations

Notwithstanding anything to the contrary in the Lease or the Rules and Regulations and to extent permitted by Applicable Laws, Tenant may use a portion of the Demised Premises for the operation of one commercial kitchen and dining area (collectively, the “Kitchen”), for the exclusive use of Tenant’s employees, visitors, and invitees. Tenant shall not sell any food or beverages in or from the Demised Premises at any time and/or serve any food and beverages in or from the Demised Premises at any time to other tenants or occupants of the Office Unit or Building (or their employees) or to members of the general public. No cooking odors shall be emitted from the Demised Premises other than through ventilation equipment and systems installed therein to service the Kitchen in accordance with the Lease and this Exhibit C-2.

If Tenant elects to exercise its right to operate the Kitchen, Tenant shall give Landlord prior notice thereof and shall submit to Landlord (i) construction ready plans and specifications for the Kitchen (including, any cooking, ventilation, air conditioning, grease traps, kitchen and other equipment in or for the Demised Premises with respect to the Kitchen) for Landlord’s review and approval (such submission, review and approval shall be governed by Section 10 of the Lease, however, Landlord’s period to review such plans shall be extended to a period of thirty (30) days), and (ii) all necessary consents, approvals, permits or registrations, required for the construction and operation of the Kitchen in accordance with applicable laws (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems). All such Alterations (or Improvements) shall be approved by Landlord and installed and constructed at Tenant’s sole cost and expense in accordance with Section 10 of this Lease. The Kitchen and the Kitchen facilities therein shall be maintained and operated by Tenant, at Tenant’s sole cost and expense: (a) in first-class order, condition, and repair; (b) consistent with the character of the Office Unit as a first-class office building; and (c) in compliance with all applicable laws, such reasonable rules and regulations as may be adopted by Landlord from time to time, and the other provisions of the Lease. Tenant shall pay for all cleaning costs incurred by Landlord in cleaning any affected portions of the Building, Office Unit, or Demised Premises resulting from Tenant’s operation of the Kitchen, including the disposal of food and cooking wastes. In addition, Tenant shall pay for all actual and reasonable out-of-pocket increased costs incurred by Landlord with respect to the management, operation, maintenance, and repair of the Office Unit resulting from Tenant’s operation of the Kitchen, within thirty
(30)days of receiving an invoice therefor. Tenant shall have the right to remove all equipment and alterations relating to the Kitchen at the end of the Term at Tenant’s sole cost and expense, provided that Tenant shall make any repairs resulting from such removal.

Tenant shall cause to be provided pest eradication and control services, as required by Landlord in its reasonable discretion, with respect to the Kitchen. All trash generated from Tenant's Kitchen shall be stored in covered containers to prevent the emission or emanation of odors from the Kitchen, shall be sealed in double plastic bags (or otherwise sealed in a manner prescribed by or reasonably acceptable to Landlord), and shall be deposited by Tenant daily (or more often if required by Landlord in its reasonable discretion) in the area of the Office Unit or Building reasonably designated by Landlord from time to time. If Landlord reasonably determines that additional trash removal from the Office Unit shall be required as a result of Tenant's trash generated from the Kitchen, due to the fact that such trash is materially in excess of that generated by normal office use, then Tenant shall pay to Landlord, within thirty (30) days after billing and as Additional Rent, the actual and reasonable out-of-pocket cost of any such additional trash removal from the Office Unit (including, without limitation, the cost of the acquisition, operation and maintenance of any equipment or other property which is acquired to facilitate such additional trash removal), all as reasonably determined by Landlord.

If Tenant fails to comply with the requirements set forth in this Exhibit C-2, without limitation of Landlord’s other remedies, and fails to cure the same within thirty (30) days after written notice from Landlord, Landlord shall have the right to terminate Tenant’s rights under this Exhibit C-2. The rights contained in this Exhibit C-2 shall be personal to Tenant and may only be exercised by Tenant (and not any other assignee, sublessee, or other transferee of original Tenant’s interest in this Lease, except for a Permitted Assignment or Permitted Sublease pursuant to Paragraph 13 of the Lease).

Tenant may retain a third party to operate the Kitchen (a “Third-Party Operator”). Any such Third- Party Operator must comply with all of the terms, covenants, conditions, and obligations on Tenant’s part to be observed and performed under this Lease and this Exhibit C-2 with respect to the use or occupancy of the Demised Premises, and any violation of any provision of this Lease by the Third-Party Operator shall be deemed to be a default by Tenant under such provision. Any such Third-Party Operator shall obtain such insurance as Landlord may reasonably require (consistent with the insurance requirements of landlords of comparable buildings for operators of similar commercial kitchens) and each of Tenant and Third-Party Operator shall indemnify, defend, and hold Landlord harmless in accordance with Tenant’s indemnity obligations set forth in Section 7.5 of the Lease with respect to the operation of the Kitchen. Third Party Operator shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter. All notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Third-Party Operator. In no event shall any use of any portion of the Demised Premises by the Third-Party Operator release or relieve Tenant from any of its obligations under this Lease. The Third-Party Operator shall be a Tenant party, and Tenant shall be fully and primarily liable for all acts and omissions of such Third-Party Operator as fully and completely as if such Third-Party Operator was an employee of Tenant. In no event shall the occupancy of any portion of the Demised Premises by any Third-Party Operator be deemed to create a landlord/tenant relationship between Landlord and such Third-Party Operator or be deemed to vest in Third-Party Operator any right or interest in the Demised Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Third-Party Operator. Upon request from Landlord, Tenant shall provide to Landlord a copy of any agreement between Tenant and the Third-Party Operator and the insurance required to be maintained by Third-Party Operator prior to the Third-Party Operator being allowed access to the Demised Premises by Tenant. All such insurance shall name Landlord as an additional insured. No disputes between Tenant and the Third-Party Operator shall in any way affect the obligations of Tenant hereunder.

EXHIBIT D JANITORIAL SERVICES
Lessor to provide janitorial service in a manner befitting a Class A Office facility. Janitorial services are provided five (5) times a week, Sunday night through Thursday night, excluding holidays.

NIGHTLY

Empty waste receptacles.

Vacuum high-traffic carpeted areas. Wash clean water fountains and coolers.
Sweep and remove spillage from corridors.

Dry mop with treated cloth on hard surface high traffic areas. Conference room floors swept & vacuumed.
All table tops in common areas wiped down. Conference room white boards cleaned upon request. Wipe down pantry area.
Ensure lights are shut off.

Lavatories - nightly

Wash, dry and sanitize bowls, seats, urinals, washbasins and mirrors.

Empty paper towel and sanitary napkin disposal receptacles and remove to a designated area.

Replenish toilet tissue, towels and soap in dispensers. Sweep floors.
WEEKLY

Clean interior surfaces of elevator cabs and vacuum carpet. Sweep with treated cloths composition tile flooring.
Damp wipe glass top desks and tables.

Spot clean carpeting as stains occur.

Remove fingermarks from doors and wall surfaces. Clean entrance doors and directory glass.
All ash urns and/or receptacles shall be emptied and thoroughly washed if necessary.

Lavatories – weekly

Wash and dry metal work. Mop and sanitize floors.
Wash sanitary disposal containers.

MONTHLY

Dust areas within hand-high reach, this includes windowsills, chairs, desks, tables, baseboards, file cabinets, pictures and conference room furniture.

Vacuum carpeted stairs.

Sweep stairways.

Spray buff main lobby floors. Wash lavatory booth partitions. Spray buff hard surface floors.
Wash partition glass that is not obstructed, conference rooms and stairwells to be included. Wet mop composition tile flooring.
BI-ANNUALLY

High dust walls, ledges, pictures, files and sprinkler heads. Wash tile lavatory walls.
Vacuum roll up shades.

QUARTERLY

Scrub and wax composition tile flooring.

ANNUALLY

Sweep and dust fire tower stairways.

Wash exterior windows, inside and outside surfaces. Clean building standard lighting fixtures to 12-foot height.

EXHIBIT E

Form of Commencement Date Agreement

COMMENCEMENT DATE AGREEMENT

This Commencement Date Agreement of the Lease (“Agreement”) is made as of
    , 202 by 5704 Penn Office, LLC (“Landlord”) with a mailing address c/o LG Realty Advisors, Inc., 535 Smithfield Street, Suite 900, Pittsburgh, PA 15222, and        , a        (“Tenant”) with a mailing address of    .

Landlord and Tenant hereby agree to and acknowledge the following matters:

1.Landlord and Tenant have entered into that certain Lease dated the day of    , 202_ (the “Lease”), for the lease of certain space within the Building located at 141 S. St. Clair Street, Pittsburgh, PA 15206, as more particularly described in the Lease.

2.All terms and definitions contained in the Lease shall have the same meaning and effect when used in this Agreement, except where otherwise expressly defined in herein.

3.The Commencement Date under the Lease is          , 202 .

4.The Expiration Date under the Lease is          , 202 .

5.The Tenant hereby certifies that: (i) it is in possession and occupancy of the Premises (ii) the Lease is in full force and effect (iii) all of the Landlord’s Work has been Substantially Completed, and (iv) there are no offsets or defenses against the Landlord regarding the enforcement of this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed the Agreement as of the day and year first written above.

LANDLORD:	TENANT:
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT F

Outdoor Terrace

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duolingo

LANDSCAPE AREA
OFFICE TERRACE NORTH (EXTERIOR)
OFFICE TERRACE CY (EXTERIOR)
1310
OFFICE TERRACE EAST (EXTERIOR)
678
STAIR 2
MECH 3
STAIR 4
MECH 2
OFFICE LOBBY
Not Enclosed
CORRIDORS TO
L2 TERRACE TBD
OFFICE CORRIDOR
MECH 1
TOILET
FITNESS
OFFICE LOBBY CATWALK
VOID
OFFICE LOBBY
W-M MECH (EXTERIOR)

EXCLUSIVE OUTDOOR TERRACE (EAST):

Tenant shall be granted exclusive access to L2 Office Terrace East (Exterior) (~678 SF; not included in RSF)

1
L.02

OFFICE L2

SCALE 1" = 30'-0"

mv+a | LG LG REALTY ADVISORS

FOR INFORMATION ONLY

DATE 04/06/2020

L.02

*Area are measured to the exterior face of glass/wall, centerpoint of demising wall and not include all shafts and staircase. Area are approximate and subject to change.

EXHIBIT G

Landlord’s Work (Base Building Specifications)

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EXHIBIT

BASE BUILDING CORE & SHELL DELIVERY CONDITIONS

1. PROJECT DESCRIPTION

- Project Name: Liberty East
- Project Addresses: 5700 Penn Ave (Whole Foods Market)
  141 S. St. Clair St. (Office Building)
  151 S. St. Clair St. (Office Parking Garage)
  161 S. St. Clair St. (Retail Space #2)
  163 S. St. Clair St. (Retail Space #3)
- Project Description: New nine-story mixed-use building, over a two-story cast-in-place garage, retail and six-story precast garage, with associated site improvements
- Preliminary Gross Building Area: ~580,000 Square Feet (Includes parking garage square footage, but excludes roof terrace square footage)
- Use Group / Construction Type: Type I-B construction and fully sprinklered. Proposed uses are: Assembly (A-3), Business (B), Mercantile (M), Storage and Parking (S-2) Occupancy Groups
- Applicable Building Codes: Pennsylvania Uniform Construction Code with:
  2018 IBC – Accessibility Provisions Only
  2015 IBC (Chapter 1 not adopted covered in chapter 403 of USS); (Chapter 27 (Electrical) requires compliance with NFPA70-2014 National Electric Code)
  2015 International Energy Conservation Code (IECC)
  2015 International Fire Prevention Code (IFC)
  (Adopted only to the extent referenced in Chapter 35 of IBC 2015)
  2015 International Fuel Gas Code (IFGC)
  2015 International Mechanical Code (IMC)
  2015 International Plumbing Code (IPC)
  2014 National Electric Code (NFPA 70)
- Construction Type Per IBC: I-B High Rise
- Exterior Envelope: As shown on the Drawings, including the following: Brick Masonry, Stone Base Material, Metal Siding, Metal and Cast Stone Coping, Aluminum Entrances, Storefronts, Curtainwalls and Windows, TPO and Hot Rubber Roof System

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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2. GENERAL DESIGN & SUSTAINABILITY

- Liberty East has been designed and built to achieve LEED v4 BD+C: Core and Shell Silver certification.

- Prospective tenants are encouraged to use the Liberty East tenant design and construction guidelines ("TDG") to help implement sustainable strategies as exhibited by the base building.

- The US Green building council (USGBC) has a program suited for tenants at Liberty East. LEED for commercial interiors LEED-CI rating system identifies performance standards that tenants may follow to certify their project with the USGBC. Tenants of Liberty East can benefit from owner contributed credits (22 credits), more than half of the minimum credits required (40 credits) for LEED CI certification.

3. STRUCTURE

- All foundations were designed in accordance to 2015 International Building Code (2015 IBC) and ACI (318-'14 "Building Code requirements for structural concrete and commentary.

- Foundations have been designed in accordance with project Geotechnical Report prepared by Gateway Engineers, Inc. dated May 15, 2019.

- <u>Design Live Loads:</u> The following design live loads have been used, as specified in the 2015 IBC, Chapter 16:
  - Office Building (Corridors above First Floor): 80 lbs/sf
  - Retail (First Floor): 125 lbs/sf
  - Parking Garage: 40 lbs/sf
  - Loading Dock Area: 250 lbs/sf
  - Occupiable Roofs (Roof Gardens, Assembly Areas): 100 lbs/sf
  - Floors are designed for uniformly distributed live loads noted above or actual concentrated loads, where such loading governs. Live load reduction for floors: Per IBC Code requirements.

- <u>Elevated Floors:</u>
  - Landlord shall deliver elevated floors (Floors 2 – 9) consisting of a 4 1/2" normal weight concrete slab on 3"-20 GA composite steel deck (Phosphatized on bottom).
  - Elevated floors are designed to accommodate the Design Live Loads specified above.
  - Elevated floors shall be smooth and ready for installation of Tenant's flooring, and meet a Floor Flatness (FF) value of 25.
  - Floor-to-floor heights are 14'

4. VERTICAL TRANSPORTATION

- Landlord shall install the following vertical transportation for the Office Building:
  - Four (4) 3,500 lb., 350 FPM MRL (machine room-less) electric traction elevators with single speed center opening.
    - Door opening height and width shall be 7'0" and 3'6", respectively.
    - Interior cab dimensions shall be ~6'2" wide x ~5'8" deep with a clear height of ~9'8".

<u>DISCLAIMER:</u> *<u>TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.</u>*

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- One (1) 4,500 lb., 350 FPM MRL (machine room-less) electric traction elevator with side opening (both front & rear) for freight.
  - Door opening height and width shall be 8'0" and 4'0", respectively.
  - Interior cab dimensions shall be ~5'4" wide x ~8'4" deep with a clear height of ~9'8".
- All five (5) elevators will have nine (9) stops on floors 1-9, and will include travel cables for card access integration.

- Landlord shall install the following vertical transportation for the Office Parking Garage:
  - Two (2) 3,500 lb., 350 FPM MRL (machine room-less) electric traction elevators with side opening.
    - Door opening height and width shall be 7'0" and 3'6", respectively.
    - Interior cab dimensions shall be ~6'4" wide x ~5'6" deep with a clear height of ~8'8".

5. EXTERIOR ENVELOPE & DETAILS

- Roofing Systems: Landlord shall deliver a complete roofing system in all roof locations, complete with all associated insulation to achieve an R-value of 30.
  - TPO roofing systems shall be 60 mil, fully-adhered and under a 20-year warranty. Color of membrane to be white or gray.
  - Protected membrane roofing systems, which shall be in locations of outdoor terraces and vegetative areas, shall be hot rubberized asphalt with reinforcing fabric, protection board, root barrier & drainage composite (vegetative areas only), insulation and filter fabric and shall be covered with pavers or be ballasted. Hot rubberized asphalt roofing systems shall completed to achieve a 20-year system warranty with 5-year warranty on vegetative system and 2-year warranty on plantings.

- Curtain Wall Glazing Details: Landlord shall deliver a complete curtain wall system, including all vision glass, spandrel panels and frit glazing where specified on the Contract Documents.
  - Vision glazing shall consist of:
    - Unit Make Up: 1" insulated unit
    - Outboard Lite: ¼" Vitro Solarban 70XL - #2
    - Airspace / Gas: ½" Airspace with argon gas
    - Inboard Lite: ¼" Clear
    - Glazing coefficients: VLT – 64%, VRO – 13%, Solar Transmittance – 24%, Solar Reflectance Out – 40%, U-V Light Transmittance – 6%, Winter Nighttime U-Value – 0.24, Summer Daytime U-Value – 0.21, Shading Coefficient – 0.31, SHGC – 0.27

- Masonry Exterior: Exterior of the Building shall consist of a masonry veneer wall on structural steel studs with full-cavity insulation, fluid-applied, vapor-permeable membrane air barriers on Gypsum wall sheathing fastened to Cold-Formed Metal Framing.

6. CORE & SHELL INTERIORS (BASE BUILDING STANDARD)

- Landlord shall design, construct, install and deliver to Tenant the Base Building Core & Shell ("Base Building Work") with the following specifications:
  - Lobby and common areas on the first floor & second floor catwalk shall be finished, including:

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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    - Entrance & Vestibule: Aluminum & glass storefront lobby entrance, lobby vestibule with granite cladded wall and recessed walk-off mat, push button bollards and fire control room.
    - Double-Height Main Lobby: Cement-based terrazzo lobby floor & stair treads, carpet at interstitial stair landing & 2nd floor catwalk, custom wood feature-wall, custom security desk with integrated building security system, exposed steel column finished in intumescent paint, custom steel guardrail with clear tempered glass inserts, finished & painted drywall and/or ceramic wall tile, and all associated power, lighting, mechanical, electrical and code required items required to finish the lobby, per Contract Documents.
  - Elevator lobbies on floors 1 & 2 shall be completed, including, finished & painted drywall and/or ceramic wall tile, custom wood-slats above elevators on floor 1, stainless steel elevator jambs and lighting.
  - Elevator lobbies on floors 3 – 9 shall include code minimum lighting and door enclosures. Elevator lobby finishes on floors 3-9 shall be by Tenant.
  - Building Standard Restrooms on all floors shall be finished by Landlord as part of the Base Building Work. This shall include stalls, partitions, sinks, faucets, soap dispensers, paper towel dispensers, toilet paper dispensers, trash receptacles and all other fixtures as may be necessary installed in quantities as required by Code based on occupancy loads for each floor (based on administrative office use). Building Standard Restroom finishes shall incorporate ceramic floor tile, ceramic wall tile, finished & painted drywall, solid surface countertops and powder-coated toilet partitions.
  - Tenant Spaces:
    - Landlord shall construct and install Base Building mechanical rooms (three (3) per floor on floors 2-5 / two (2) per floor on floors 6-9), Base Building electrical rooms (two (2) per floor), tele/data rooms (one (1) per floor), janitor's closet (one (1) per floor), and stairwells, all including the installation of Base Building doors.
    - Floors shall consist of concrete slab ready for Tenant's floor coverings.
    - Interior side of the exterior walls shall be delivered with framing, insulation and interior vapor retarder. The interior layer of drywall is by Tenant.
    - No ceilings shall be installed by Landlord as part of the Base Building Work. 10'-10'6" suspended ceiling heights should be achievable, except in areas where conflicts exist with MEP needs of Tenant.
    - Columns and beams shall be spray fireproofed.
    - Underside of Phosphatized steel deck shall not be painted by Landlord.
    - Window shades are not included in the Base Building Work. Landlord shall establish a Building Standard shade (Roller Shade) & exterior color. Installation and purchase of window shades by Tenant.

7. LANDSCAPE (OCCUPIABLE ROOFTOP TERRACES)

- Landlord shall deliver the outdoor courtyards and terraces with Building Standard pavers, aluminum railings (where necessary), lighting (where specified) and screened mechanical equipment areas.
  - Expansive Level 2 Courtyard shall consist of terrace paver area (inside the "U" shape from column lines C.5 – F.5), large planting areas, ballasted areas, lighting and additional

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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  - electrical outlets for events. Additional terraces shall exist on the North side (219 SF) & East side of Level 2 (678 SF).
  - Level 6 shall include a terrace (1,297 SF) on the East side of the Building, complete with pavers.
  - Level 7 shall include a terrace (2,507 SF) on the South side of the Building, featuring custom trellis, festival lighting, planters and pavers.
  - Level 8 shall include an outdoor balcony (418 SF) on the North side of the Building, complete with lighting and pavers.

8. POWER

- Landlord has provided two (2) 480/277-Volt panels (42-pole spaces) and two (2) 208/120-Volt panels (42-pole spaces) on each floor.
- Landlord has provided the following electrical distribution equipment on each floor, with one (1) set of equipment in each electrical room:
  - Floors 2-5*
    - (2) 600-Amp, 480/277-Volt, 3-Phase, 4-Wire panels (each 42-pole spaces).
    - (2) 112.5 kVA, 480V – 208/120V step-down transformers
    - (2) 400-Amp, 208/120-Volt, 3-Phase, 4-Wire panels (each 42-pole spaces).
  - Floors 6-9*
    - (2) 400-Amp, 480/277-Volt, 3-Phase, 4-Wire panels (each 42-pole spaces).
    - (2) 75 kVA, 480V – 208/120V step-down transformers
    - (2) 250-Amp, 208/120-Volt, 3-Phase, 4-Wire panels (each 42-pole spaces).

The electrical distribution & equipment specified above being provided by Landlord as part of the Base Building Work represents an approximate savings value to full floor occupants of $35,000 / floor by comparison to only providing a busway and requiring occupants to provide all downstream distribution.

  - Tenant shall provide all breakers within these panels.
  - **This equipment provides a power density of approximately 10 W/SF (watts per square foot) for Tenant use, which includes HVAC equipment beyond what is provided in the Base Building Work.

*****This varies slightly per floor based on leasable area, and it already factors out the power consumption of the core and shell HVAC equipment. This is a very generous Landlord allowance for power density and can support nearly every tenant user group.***

9. COMMUNICATIONS

- Landlord has provided ***each floor*** of the Office Building with (1) dedicated 4” conduit with pull string from the Building’s main distribution frame (MDF) to the Building’s demarcation point located at the 2nd floor Tele/Data room (Building Demarc). Landlord has provided sleeves in the concrete floors from floors 3-9 for distribution. Distribution of communications service(s) from the Building Demarc shall be by Tenant, including the installation of conduit, if required.

10. LIGHTING

- Tenant shall provide all interior lighting fixtures within its Premises under the Tenant fit-out scope, except at floor level restrooms where lighting shall be provided by Landlord.

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS (“CONTRACT DOCUMENTS”), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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- Tenant shall provide interior lighting controls under the Tenant fit-out scope. Tenants are permitted to tie into the Landlord's lighting control system for time schedule control.
- Landlord has provided exterior lighting fixtures and associated lighting controls on floors with balconies and terraces, except on the inside of the "U" on the Level 2 terrace where Landlord has provided junction boxes to allow for maximum optionality for event lighting.
- Tenant emergency lighting will be circuited to the Landlord's emergency power distribution. Existing emergency circuit(s) on each floor from the Base Building Work may be reused for the Tenant fit-out scope. Where required, the Tenant is responsible for providing additional circuits from the nearest emergency panel.

11. FIRE ALARM SYSTEM

- Landlord has provided fire alarm system infrastructure (control panels, batteries, etc.). Tenant shall tie all devices into the Landlord system (must match the manufacturer).
- Landlord has provided initiating devices on each floor.
- Tenant shall provide all occupant notification devices (speakers, strobes, speaker/strobes). The Building fire alarm system utilizes voice evacuation. Tenant shall provide additional equipment & batteries inside Tenant space, where required.
- Tenant shall provide additions/modifications to the initiating device layout, as required.
- Existing fire alarm initiating and notification circuits serving each floor from the Base Building Work scope may be reused for the fit-out scope. Where required, Tenant is responsible for providing additional circuits from the nearest control panel.

12. HVAC

- Landlord has provided up to 30,000 cfm of cooling airflow per floor designed for ordinary office occupancy levels via three floor level equipment on floors 2-5 and two floor level equipment on floors 6-9 intended for use with Tenant-supplied VAV equipment system components. Capacity will vary per floor based on exposure.
- Landlord has provided up to 4,100 cfm of tempered outside air per floor designed for ordinary office occupancy levels. Capacity will vary per floor based on exposure.
- Landlord has provided up to 450,000 btu/hr of hot water at 145°F supply and 120°F return for use as reheat for Tenant-supplied VAV boxes. Capacity will vary per floor based on exposure.
- Landlord has provided up to 45 tower-tons of cooling capacity for dedicated or additional cooling equipment. Temperatures planned are 85°F for supply and 100°F for return. Capacity will vary per floor based on area.
- Landlord has provided each floor with a BAS controls router. Each floor should communicate with the BAS system via BacNET MS/TP over twisted pair wiring. Coordination with the Building controls provided so all new equipment can be added into the central system for observation by Building staff will be needed.
- Landlord has provided space to accommodate up to MERV-14 filtration on the floor level equipment that can be added by Tenant, if desired, at the time of Tenant fit-out.
- Landlord has provided space for Tenant to add humidification at each floor level piece of HVAC equipment to provide moisture during the heating season, if desired.

13. PLUMBING

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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- Landlord has provided each floor with Building Standard restrooms sized for ordinary office occupancy levels.
- Landlord has provided each floor with core and shell sanitary waste piping for future sink waste and venting.
- Landlord has provided each floor with cold water piping stubs for future plumbing fixture supply water.

14. FIRE SPRINKLER

- Landlord has provided each floor with core and shell fire sprinkler protection for light hazard occupancy (sprinkler heads turned up). The system shall be modified by Tenant, as required by Code based on Tenant's fit-out plans & specifications.

15. SECURITY SYSTEM

- Liberty East has been designed & built with a state-of-the-art base building Security system, including:
    - IP Security camera coverage in ~10 locations – throughout all exterior common areas, main office lobby, loading dock, and parking garage.
    - Elevators shall include travel cables to support card access system
    - **Card access systems mounted in each elevator (5), main lobby (1), loading dock (1) and other egress door(s).
    - **Stairwell doors shall include electrified hardware tied into the base building fire alarm system for access to floors in case of emergency. Card access system in stairwells shall be by Tenant, if required.

- **Card controlled access to the main building entrance shall be provided. Tenants at Liberty East may tie into the base building card access system or opt for their own card access system for enhanced security from the lobby entrance, elevator lobby entrance(s) on each floor or stairwells on each floor, as part of Tenant fit-out**

- Liberty East has engaged with Edgeworth Security to provide 24/7 remote guarding solutions for the office parking garage. Edgeworth's capabilities include the following:
    - *Safer Space:* Analytic-driven monitoring resulting in proactive incident detection, deterrence, and disruption. Safer Space uses cameras and other security-sensors on site to efficiently recognize the anomalous events that require review by Edgeworth's professional agents in Pittsburgh. The purpose of the service is always to prevent crime.
    - *Remote Guard Patrol:* Edgeworth Live agents conduct systemized, dedicated smart technology patrols to inspect premises, monitor critical assets, validate compliance, or conduct custom client requirements, replacing or enhancing physical guard duties and providing a more secure and cost effective solution.
    - *Help Assist:* The Help/Emergency Call Buttons provide a rapid 2-way communication service with a live Agent 24/7 at the Edgeworth Command Center. In the event of an emergency (Criminal, Medical, Environmental), Edgeworth's Agents will contact Emergency Responders immediately as well as monitor the site continuously until the event is resolved or authorities secure the area. In the event of a nonemergency (lock-out, flat tire, lost car, etc.) calls, Edgeworth's Agents will provide the patron with client provided pre-arranged referral

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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numbers for services, as well as provide reassurance that they are virtually patrolling the area.

- *Virtual Escort:* Utilizing live video and audio notifications Edgeworth's Agents can monitor, greet, provide instructions, and follow progress of employees, visitor's or contractors on the premises to ensure peace of mind, security and safety.

16. LIBERTY EAST PROJECT INFORMATION

- Owner: LG Realty Advisors
  535 Smithfield Street, Suite 900
  Pittsburgh, PA 15222
  (412) 281-9100

- Architect: MV+A | Mushinsky Voelzke Associates
  1200 G Street
  Suite 250
  Washington, DC 20005
  (202) 682-2822

- General Contractor: PJ Dick
  P.O. Box 6774
  225 North Shore Drive
  Pittsburgh, PA 15212
  (412) 287-9147

Owner Consultants: The Owner has retained the following design professionals who have prepared designated portions of the Base Building Core & Shell contract Documents:

- Civil Engineer: Gateway Engineers, Inc.
  100 McMorris Road
  Pittsburgh, PA 15205
  (412) 409-2338

- Landscape Architect: Pashek + MTR
  619 East Ohio Street
  Pittsburgh, PA 15212
  (412) 321-6362

- Traffic Consultant: David E Wooster and Associates, Inc.
  2 East Crafton Avenue
  Pittsburgh, PA 15205
  (412) 921-3303

- LEED Consultant: 3R Sustainability
  2401 Smallman Street
  3rd Floor
  Pittsburgh, PA 15222

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

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(724) 741-9900

- Security Consultant: Information Technologies Services
  631 Idlewood Ave
  Carnegie, PA 15106
  (412) 429-1701

Architect's Consultants: The Architect has retained the following consultants who have assisted with preparation of designated portions of the Base Building Core & Shell contract Documents:

- Structural Engineer: Gateway Engineers, Inc.
  100 McMorris Road
  Pittsburgh, PA 15205
  (412) 409-2338

- Parking Garage Consultant: The Harman Group
  900 West Valley Forge Road
  Suite 200
  King of Prussia, PA 19406
  (610) 337-3360

- MEP Engineer: Allen + Shariff
  2 Allegheny Center
  Nova Tower 2, Suite 1001
  Pittsburgh, PA 15212
  (412) 322-9280

- Lighting Designer: MCLA Architectural Lighting Design
  1000 Potomac Street, NW,
  Suite 121
  Washington, DC 20007
  (202) 298-8062

- Elevator Consultant: Lerch Bates
  2448 Holly Avenue, Suite 301
  Annapolis, MD 21401
  (240) 832-0944

- Specifications Consultant: Rosa D Cheney AIA, PLLC
  4075 Wilson Boulevard, 8th Floor
  Arlington, VA 22203

DISCLAIMER: *TO THE EXTENT OF ANY INCONSISTENCIES BETWEEN THIS BASE BUILDING CORE & SHELL DELIVERY CONDITIONS EXHIBIT AND ANY OF THE FINAL AS-BUILT ARCHITECTURAL & ENGINEERING DRAWINGS & SPECIFICATIONS ("CONTRACT DOCUMENTS"), THE CONTRACT DOCUMENTS SHALL PREVAIL.*

EXHIBIT H ROFR PREMISES

Exhibit H-1 (2nd Floor ROFR Premises)

Initial Premise
Outdoor Terrace
ROFR Area
WFM MECH (EXTERIOR)
LANDSCAPE AREA
STAIR 2
SHAFT
ELEC 2
MECH 3
OFFICE TERRACE CY (EXTERIOR)
EXCLUSIVE OUTDOOR TERRACE*
* WITH EXCEPTION FOR ACCESS TO ROOF AND MECHANICAL AREAS
STAIR 4
STAIR 4
MECH 2
OFFICE
ROFR AREA
OFFICE CORRIDOR
SHAFT MECH 1
TOILET
ELEC 1 + JANITOR
FITNESS
ELEV 9
WFM MECH (EXTERIOR)
OFFICE LOBBY CATWALK
VOID
ELEV 4,5,8 & STAIR 8
OFFICE LOBBY
ELEV 6-7

OFFICE L2

NOT TO SCALE

mv+a | LG LG REALTY ADVISORS | duolingo | LIBERTY east

141 S. ST. CLAIR ST., PITTSBURGH PA

*Area are approximate and subject to change.

DATE 10/07/2021

L.02

Exhibit H-2 (4th Floor ROFR Premises)

Initial Premise
Outdoor Terrace
ROFR Area
STAIR 2
ELEC 2
MECH 3
STAIR 4
MECH 2
ROFR AREA
SHAFT
MECH 1
TOILET
T/D
ELEC
ELEV 4,5,8 & STAIR 8
OFFICE LOBBY
ELEV 6-7

OFFICE L4

NOT TO SCALE

mv+a | LG LG REALTY ADVISORS | duolingo | LIBERTY east

141 S. ST. CLAIR ST., PITTSBURGH PA

*Area are approximate and subject to change.

DATE 10/08/2021

L.04

Exhibit I

Euclid Avenue Façade

Exhibit J

GENERATOR AND SATELLITE REGULATIONS

Generator:

(a)Prior to the installation or operation of a generator, Tenant shall have the sole responsibility at its cost to secure any necessary approvals and permits related to the installation and operation of the Generator from any applicable state, federal or other governmental authorities (“Permits”) and shall provide copies of the same to Landlord. Upon receipt of a written request, Tenant shall promptly provide copies of all plans, manuals, and inspections reports related to the installation, operation, and maintenance of the Generator. Tenant shall construct, operate, and maintain the Generator in accordance with all applicable laws, including all environmental laws, ordinances, rules and regulations and in compliance with the reasonable requirements of the insurers of the Office Unit.

(b)Unless Landlord elects to retain the generator, in Landlord’s sole determination, at the expiration or earlier termination of the Lease the Generator shall be removed from its location at Tenant’s sole cost and Tenant shall restore such area to the condition existing prior to such installation, allowing for reasonable wear and tear, and any damage caused by such removal shall be repaired at Tenant’s sole cost. In the event that Tenant is required to and fails to so remove the Generator within thirty (30) days of the termination or earlier expiration of this Lease, the same shall constitute Tenant’s abandonment of the Generator and relinquishment of any ownership rights thereto and Landlord shall have the right to remove and dispose of the Generator and charge Tenant for all costs and expenses incurred. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord pursuant to the immediately preceding sentence. Tenant’s obligations hereunder shall survive the expiration or earlier termination of the Lease.

(c)Prior to the expiration of the Term or earlier termination of this Lease, in the event that Tenant has installed a diesel generator on the Office Unit, Tenant shall engage a licensed environmental engineer to conduct an analysis of the area upon which the generator was located to ascertain whether the generator has created any adverse environmental conditions on the Office Unit. Such engineer shall provide a written report outlining their findings. In the event that such report concludes that the Office Unit has been impacted as a result of the generator, the diesel fuel, or its operations, Tenant shall be solely responsible for mitigating any such conditions and returning the Property to its condition prior to the installation of such generator. This section shall survive the termination or expiration of this Lease.

(d)Tenant hereby agrees to indemnify Landlord from and against any Event of Default by Tenant of the obligations stated in this Exhibit J and agrees to defend and hold Landlord harmless from and against any and all third-party claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, damages for the loss or restriction or use of rentable space or of any amenity on the Property, and sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees) which arise during or within two
(2) years after the Term of this Lease as result of any such Event of Default. In addition, Tenant shall indemnify, defend and hold Landlord, its principals, officers, directors, agents, employees and servants harmless from and against any liability, loss, costs, claims, damage and expense of whatever kind arising directly or indirectly from the installation, operation, maintenance, repair, and removal of such Generator, including, but not limited to, reasonable attorneys’ fees and court costs. Prior to the installation and during the Term of this Lease, Tenant shall carry liability insurance, property insurance, and pollution liability insurance naming Landlord as an additional insured, subject to Landlord’s approval.

Satellite Dish and Fiber Optic Cabling:

(a)Prior to any installation of the Satellite Dish, Tenant shall deliver to Landlord for its prior review and approval, as may be applicable, a set of scaled and dimensioned plans and specifications, which shall include, without limitation, the size and weight of the proposed Satellite Dish, the proposed location of the Satellite Dish, the floor and power load requirements of the Satellite Dish, and the location and kind of electrical or other services to and from the Satellite Dish and detailed specifications of the means of attaching and securing the Satellite Dish. For any proposed installation of fiber cabling, Tenant shall provide a plan to Landlord describing the cabling to be installed, the means of installation, and a wiring plan depicting the location of such installation.

(b)In installing any Satellite Dish or cabling, Tenant shall not be permitted to penetrate the roof, roof liner, deck, flashing, or other components of the roof, but shall be permitted to anchor the Satellite Dish using concrete blocks or other weights, subject to the applicable load requirements. Tenant shall complete the installation of the Satellite Dish in accordance with the plans and specifications therefor approved by Landlord. Tenant shall use any specified roofing contractor or other general contractor required by Landlord to install the Satellite Dish so as avoid any compromise to the roof structure or membrane. Wiring shall be through existing sleeve installed in the Office Unit by Landlord (if any). In the event there are no sleeves, Tenant shall install same, at its own cost and expense. At Landlord’s election, all electricity used in connection with the Satellite Dish shall be metered, for which Tenant shall install and pay for the necessary meters and for the cost of electricity consumed.

(c)Tenant agrees that the Satellite Dish shall not materially interfere with the use and operation of other facilities or equipment now or hereafter located on or in the Office Unit and Landlord shall not be liable for interference with the use and operation of the Satellite Dish by reason of the existence and operation of other satellite antennae or antennae or related equipment on or in the Office Unit.

(d)Tenant shall be responsible for the cost of the installation, service, repair, replacement, removal, and maintenance of the Satellite Dish and any fiber cabling and related equipment and cabling and for any repair or damage caused by the Satellite Dish or installation, maintenance, and repair of the fiber cabling, or by Tenant or any of its employees, agents, contractors or invitees, and the Satellite Dish shall be treated as if the Satellite Dish were part of Tenant's personal property located within the Premises. Without limiting the generality of the foregoing, all provisions of this Lease with respect to Tenant's alterations and Tenant's obligations to comply with laws and insurance requirements, maintaining insurance, indemnifying Landlord and performing repairs and maintenance shall apply to Tenant's installation, use and maintenance of the Satellite Dish and fibering cabling. Tenant's right to install, operate and maintain the Satellite Dish shall be subject to Tenant obtaining all necessary governmental permits and approvals required for the installation and operation of the Satellite Dish, including, without limitation, all federal, state and local permits and approvals, which permits and approvals shall remain in effect at all times that the Satellite Dish remains on the Office Unit.

(e)Upon termination of this Lease, Tenant shall, at its own cost and expense, remove the Satellite Dish and related equipment and cabling and repair any damage caused thereby. Tenant shall maintain the Satellite Dish in good order and repair and Tenant, its employees, agents and contractors shall have access to the roof for the purposes of installation, maintenance and repair of Tenant's Satellite Dish at reasonable times, which times (except in the case of emergency) shall be arranged in advance with Landlord and shall at all times comply with any applicable roof or other equipment’s warranties. Landlord or its representatives may accompany Tenant whenever Tenant, its employees, agents or contractors enter on the roof of the Office Unit. Landlord shall have the right to, or to require Tenant to, move the Satellite Dish to another location designated by Landlord or to cease the operation of the Satellite Dish by Landlord and to remove same if the Satellite Dish shall be in violation of applicable law or shall interfere with the use and operation of other facilities or equipment now or hereafter located at or within the Building or is not operating in accordance with the terms herein, without liability to Tenant therefor.

(f)The Satellite Dish shall only be used as part the operation of Tenant’s business within the Premises. No other tenant or user may use the Satellite Dish and Tenant may not collocate any other dishes, antennas, or other equipment on, around, or as part of the Satellite Dish.

(g)The Satellite Dish shall not exceed three (3) feet in height and shall not be visible from any public areas within the Office Unit nor from any adjacent public areas, including, but not limited to public roadways or parks.